Exhibit 10.4(e)

EXECUTION COPY

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of April 22, 2022 (this “Amendment”) is entered into by and among GUARDIAN PHARMACY, LLC, an Indiana limited liability company (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and REGIONS BANK, as administrative agent and collateral agent (in such capacity and together with its successors and assigns, the “Agent”).

RECITALS

WHEREAS, the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Regions Bank, as Agent, entered into that certain Third Amended and Restated Loan and Security Agreement dated as of April 23, 2018 (as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement dated as of December 3, 2019, that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated as of March 20, 2020, that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated as of December 22, 2021 and as further amended, modified, supplemented or extended from time to time, the “Existing Loan Agreement”);

WHEREAS, the Borrower has requested certain modifications to the Existing Loan Agreement; and

WHEREAS, the Agent, the Lenders and the Borrower have agreed to the modifications on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Introductory Paragraph and Recitals. The above introductory paragraph and recitals of this Amendment are incorporated herein by reference as if fully set forth in the body of this Amendment.

2. Definitions. Capitalized terms used herein (including in the recitals hereof) and not otherwise defined herein shall have the meanings provided in the Loan Agreement attached hereto as Exhibit A (the “Amended Loan Agreement”).

3. Amendments to Existing Loan Agreement. The Existing Loan Agreement is hereby amended as follows:

(a) The Existing Loan Agreement (other than the schedules, exhibits or appendices thereto (except as set forth below)) is hereby amended in its entirety to read in the form attached hereto as Exhibit A.

(b) Exhibits 2.1 and 2.8 to the Existing Loan Agreement are hereby amended in the forms attached hereto as Exhibit B.

4. Conditions Precedent. This Amendment shall become effective upon satisfaction of the following conditions precedent in each case in a manner reasonably satisfactory to the Agent (such date, the “Fourth Amendment Effective Date”):

(a) receipt by the Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantors, the Lenders and the Agent;

(b) receipt by the Agent of a duly executed officer’s certificate of each Credit Party certifying and attaching (i) a copy of the articles of incorporation of such Credit Party certified as of a recent date by the appropriate Governmental Authority, (ii) (A) a copy of the bylaws or limited liability company agreement, as applicable, of such Credit Party (or a certification that there have been no changes to the bylaws or limited liability company agreement, as applicable, of such Credit Party from that attached to the officer’s certificate delivered on the Effective Date), (B) a copy of resolutions approving the transactions contemplated in connection with this Amendment, and (C) incumbency certificates, for such Credit Party, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Agent, and (iii) a certificate of good standing, existence or the like of a recent date for such Credit Party from the appropriate Governmental Authority of its jurisdiction of formation;

(c) receipt by the Agent of duly executed officer’s certificate of the Borrower certifying that (x) before and after giving effect to this Amendment, (I) the representations and warranties contained in Section 7 of the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement) are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on and as of the Fourth Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that, the representations and warranties contained in Section 7.3 of the Existing Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 8.6 of the Existing Loan Agreement, and (II) no Default or Event of Default exists and (y) the Borrower shall be in compliance with the financial covenants set forth in Section 9.17 of the Existing Loan Agreement, computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.6 of the Existing Loan Agreement;

(d) The Credit Parties shall have received all consents (including any necessary governmental consents), approvals, authorizations, registrations and filings and orders required to be made or obtained by the Credit Parties under any applicable Law, the Organization Documents of any Credit Party or by any contractual obligation of any Credit Party in connection with the execution, delivery, performance, validity and enforceability of this Amendment or any of the transactions contemplated hereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Amendment or any other transaction being financed with the proceeds of the Loans shall be ongoing;

(e) Receipt by the Agent of all documentation and other information required by bank regulatory authorities or reasonably requested by the Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering laws including the Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and

(f) payment by the Borrower of the reasonable out-of-pocket costs and expenses of the Agent, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.

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5. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Loan Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Loan Agreement and the other Loan Documents) shall be deemed to include this Amendment.

6. Representations and Warranties; No Default. Each of the Credit Parties represents and warrants to the Agent that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects (or, with respect to any such representation and warranty qualified by materiality or by reference to Material Adverse Effect, in all respects as drafted) to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, with respect to any such representation and warranty qualified by materiality or by reference to Material Adverse Effect, in all respects as drafted) on and as of such earlier date and (b) no event has occurred and is continuing or would result from this Amendment or the consummation of the transactions contemplated herein that would constitute an Event of Default or a Default.

7. Reaffirmation of Obligations. Each of the Credit Parties (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge any Credit Party’s obligations under the Loan Documents.

8. Reaffirmation of Security Interests. Each of the Credit Parties affirms that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

9. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

10. Counterparts/Facsimile. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Amendment.

11. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Georgia.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	GUARDIAN PHARMACY, LLC,
a Delaware limited liability company

	By:	/s/ David K. Morris
	Name:	David K. Morris
	Title:	Chief Financial Officer and Executive Vice President

GUARANTORS:	GUARDIAN PHARMACY OF BIRMINGHAM, LLC,
a Georgia limited liability company

	By:	/s/ David K. Morris
	Name:	David K. Morris
	Title:	Chief Financial Officer and Manager

GUARDIAN PHARMACY OF JACKSONVILLE, LLC,
a Georgia limited liability company

	By:	/s/ David K. Morris
	Name:	David K. Morris
	Title:	Chief Financial Officer and Manager

GUARDIAN PHARMACY OF SOUTHEAST FLORIDA, LLC,
a Georgia limited liability company

	By:	/s/ David K. Morris
	Name:	David K. Morris
	Title:	Chief Financial Officer and Manager

GUARDIAN PHARMACY OF SOUTHEAST GEORGIA, LLC,
a Georgia limited liability company

	By:	/s/ David K. Morris
	Name:	David K. Morris
	Title:	Chief Financial Officer and Manager

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

GUARDIAN PHARMACY OF TEXAS, LLC,
a Georgia limited liability company

By:	/s/ David K. Morris
Name:	David K. Morris
Title:	Chief Financial Officer and Manager

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AGENT:		REGIONS BANK, as Agent

	By:	/s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

LENDERS:		REGIONS BANK,
as a Lender

	By:	/s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

LENDERS:		BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ H. Hope Walker
Name: H. Hope Walker
Title: Senior Vice President

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

LENDERS:	CADENCE BANK, as a Lender

	By:	/s/ William H. Crawford
Name: William H. Crawford
Title: EVP

GUARDIAN PHARMACY, LLC

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

EXHIBIT A

(see attached)

EXHIBIT A TO FOURTH AMENDMENT

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of April 23, 2018

among

GUARDIAN PHARMACY, LLC,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

REGIONS BANK,

as Agent,

and

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

as Sole Lead Arranger and Sole Bookrunner

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-ii-

-iii-

-iv-

Appendices

Appendix A	-	Lenders, Commitments and Commitment Percentages
Appendix B	-	Notice Information

Schedules

Schedule 7.3	-	Direct or Contingent Obligations and Liabilities
Schedule 7.4	-	Pending or Threatened Litigation
Schedule 7.14	-	Corporate Structure
Schedule 7.16	-	Environmental
Schedule 7.24	-	Operating and Capital Leases
Schedule 7.26	-	Insurance
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.7	-	Affiliate Transactions

Exhibits

Exhibit 1.1	-	Form of Collateral Disclosure Certificate
Exhibit 1.2	-	Form of Secured Party Designation Notice
Exhibit 2.1	-	Form of Funding Notice
Exhibit 2.3	-	Form of Issuance Notice
Exhibit 2.5-1	-	Form of Revolving Loan Note
Exhibit 2.5-2	-	Form of Swingline Note
Exhibit 2.5-3	-	Form of Term Loan Note
Exhibit 2.8	-	Form of Conversion/Continuation Notice
Exhibit 3.3	-	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 8.6(c)	-	Form of Compliance Certificate
Exhibit 12.5	-	Form of Assignment Agreement

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THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of April 23, 2018 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among GUARDIAN PHARMACY, LLC, an Indiana limited liability company (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, REGIONS BANK (“Regions Bank”), as administrative agent and collateral agent (in such capacity and together with its successors and assigns, the “Agent”).

RECITALS:

WHEREAS, the Borrower, Guardian Pharmacy of Birmingham, LLC, a Georgia limited liability company (“Guardian Birmingham”), Guardian Pharmacy of Jacksonville, LLC, a Georgia limited liability company (“Guardian Jacksonville”), Guardian Pharmacy of Southeast Florida, LLC, a Georgia limited liability company (“Guardian Southeast Florida”) and Guardian Pharmacy of Southeast Georgia, LLC, a Georgia limited liability company (“Guardian Southeast Georgia”), as borrowers (the “Existing Borrowers”), the guarantors party thereto, the lenders party thereto (the “Existing Lenders”) and Regions Bank, as administrative agent and collateral agent (the “Existing Agent”), are parties to that certain Second Amended and Restated Loan and Security Agreement dated October 22, 2014 (as at any time amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”), pursuant to which the Existing Lenders made revolving loans and other financial accommodations (the “Existing Loans”) to the Existing Borrowers, and the Existing Borrowers granted to the Existing Agent, for the benefit of the Existing Lenders, a security interest in all of the “Collateral” (as defined therein, the “Existing Collateral”) as security for all of the “Obligations” (as defined therein, the “Existing Obligations”). Pursuant to the Existing Loan Agreement, the Existing Agent and the Existing Borrowers entered into various “Security Agreements” and “Loan Documents” (each as defined in the Existing Loan Agreement and collectively, including the Existing Loan Agreement, referred to herein as the “Existing Loan Documents”).

WHEREAS, the Borrower has requested that the Existing Lenders agree to extend and continue to provide, and to allow other financial institutions to join them in providing, the Existing Loans, as well as certain additional financial accommodations. The Existing Lenders and such other Lenders as may become party hereto from time to time are willing to extend the Existing Loans and to provide additional loans and other financing to the Borrower, and the Agent has agreed to act as agent for the Lenders, in each case subject to the terms and conditions provided herein.

WHEREAS, the parties have agreed to amend and restate the Existing Loan Agreement in its entirety as set forth herein.

WHEREAS, the parties hereto have agreed that the Existing Loans and the other Existing Obligations outstanding under the Existing Loan Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions set forth in this Agreement, the Collateral Documents and the other Loan Documents, and that the Existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Existing Collateral as well as the other Collateral (as defined herein).

WHEREAS, immediately prior to the effectiveness of this Agreement, the Existing Lenders assigned to the Agent, for the benefit of all the Lenders, the Existing Lenders’ rights under and with respect to the Existing Obligations, the Existing Loan Documents, and its “Commitments” and “Loans” under (and each as defined in) the Existing Loan Agreement. Upon the effectiveness of this Agreement, the

Commitments (as defined herein) shall be deemed assigned from the Agent and allocated to and among Lenders as reflected on Appendix A of this Agreement and any “Loans” under (and as defined in) the Existing Loan Agreement shall be deemed advanced and loaned to the Borrower as Loans hereunder.

WHEREAS, it is the intent of the parties hereto that the execution and delivery of this Agreement, which is made for the purposes described in the foregoing Recitals, shall not effectuate a novation of any of the Existing Loan Documents, or a release or discharge of the Existing Obligations or Existing Collateral, but rather a substitution of certain of the terms governing the payment and performance of such obligations and indebtedness.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows, and agree to amend and restate the Existing Loan Agreement as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means the acquisition by the Borrower or a Subsidiary of the Borrower of (a) all or substantially all of the assets of a Person, (b) a business unit or division of a Person, or (c) more than fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower (whether through merger, consolidation or otherwise).

“Adjusted Daily Simple SOFR Rate” means an interest rate per annum equal to Daily Simple SOFR plus 0.075% (seven and one half basis points).

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to Term SOFR for such Interest Period plus the Term SOFR Adjustment.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given to it in Section 3.1(b).

“Affected Loans” has the meaning given to it in Section 3.1(b).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly owning 5% or more of the Equity Interests of such Person or of which such Person owns 5% or more of such Equity Interests; (b) any other Person controlling, controlled by, or under common control with such Person; (c) any officer, director, or employee of such Person or any Affiliate of such Person; and (d) any family member or Affiliate of such Person.

“Agent” has the meaning given to it in the introductory paragraph hereto.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Fourth Amendment Effective Date is FORTY MILLION DOLLARS ($40,000,000).

“Agreement” has the meaning given to it in the introductory paragraph hereto.

“ALTA” means American Land Title Association.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee” means (a) from the Fourth Amendment Effective Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 8.6(c) for the Fiscal Quarter ending March 31, 2022, the percentage per annum based upon Pricing Level V in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Agent pursuant to Section 8.6(c), with any increase or decrease in the Applicable Commitment Fee resulting from a change in the Consolidated Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Commitment Fee
I	Greater than or equal to 2.75 to 1.00	0.40%
II	Less than 2.75 to 1.00 but greater than or equal to 2.25 to 1.00	0.35%
III	Less than 2.25 to 1.00 but greater than or equal to 1.75 to 1.00	0.30%
IV	Less than 1.75 to 1.00 but greater than or equal to 1.25 to 1.00	0.25%
V	Less than to 1.25 to 1.00	0.20%

Notwithstanding the foregoing, and without limiting the application of the Default Rate pursuant to the terms of this Agreement, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level I as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered; (y) the determination of the Applicable Commitment Fee for any period shall be subject to the provisions of Section 2.7(e); and (z) if an Event of Default occurs and the Agent or the Required Lenders so elect, then, in each case, the Applicable Commitment Fee shall be at Pricing Level I until such time as any Event of Default (whether resulting from a failure to timely deliver financial statements, Compliance Certificates or otherwise) is waived in writing by the Agent and the Required Lenders.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Fourth Amendment Effective Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 8.6(c)

for the Fiscal Quarter ending March 31, 2022, the percentage per annum based upon Pricing Level V in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Agent pursuant to Section 8.6(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Term SOFR Rate Loans / Letter of Credit Fees	Applicable Margin for Base Rate Loans
I	Greater than or equal to 2.75 to 1.00	2.75%	1.75%
II	Less than 2.75 to 1.00 but greater than or equal to 2.25 to 1.00	2.50%	1.50%
III	Less than 2.25 to 1.00 but greater than or equal to 1.75 to 1.00	2.25%	1.25%
IV	Less than 1.75 to 1.00 but greater than or equal to 1.25 to 1.00	2.00%	1.00%
V	Less than to 1.25 to 1.00	1.75%	0.75%

Notwithstanding the foregoing, and without limiting the application of the Default Rate pursuant to the terms of this Agreement, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level I as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered; (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e); and (z) if an Event of Default occurs and the Agent or the Required Lenders so elect, then, in each case, the Applicable Margin shall be at Pricing Level I until such time as any Event of Default (whether resulting from a failure to timely deliver financial statements, Compliance Certificates or otherwise) is waived in writing by the Agent and the Required Lenders. The Applicable Margin with respect to any additional Term Loan established pursuant to Section 2.1(d)(iii) shall be as provided in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Applicable Tax Percentage” shall mean, with respect to the Borrower, the lesser of (a) 45% and (b) the highest effective marginal combined rate of Federal, state, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which the Person holding the greatest number of shares of the Borrower’s voting Equity Interests would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in the Borrower.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of the Borrower, other than dispositions of Inventory sold in the ordinary course of business.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5(b)) and accepted by the Agent, in substantially the form of Exhibit 12.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 6.1(b)(ii) and (iv), any secretary or assistant secretary.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.5%) and (c) the Adjusted Term SOFR Rate for a one-month tenor in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than zero.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, Term SOFR; or if any Benchmark Replacement is incorporated into this Agreement pursuant to Section 3.1, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any implementation of a Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Term SOFR,” the definition of “Term SOFR Reference Rate,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect such use, administration or conventions or the adoption and implementation of such applicable rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such applicable rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Benchmark Illegality/Impracticability Event” means the occurrence of any one or more of the following: (a) that the making, maintaining or continuation of the then-current Benchmark by any Lender has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), (b) with respect to any Benchmark, that any successor administrator of the published screen rate for such Benchmark or a Governmental Authority having jurisdiction over the Agent or administrator of such Benchmark has made a public statement establishing a specific date (expressly or by virtue of such public statement) after which an Available Tenor of such Benchmark or the published screen rate for such Benchmark shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such representative interest periods of such Benchmark after such specific date, (c) that the making, maintaining or continuation of the then-current Benchmark by any Lender has become impracticable, as a result of contingencies occurring after the Second Amendment Effective Date which materially and adversely affect the ability of a Lender to make, maintain or continue its Loans at the then-current Benchmark (including because the published screen rate for such Benchmark in any relevant tenor is not available or published on a current basis and such circumstances are unlikely to be temporary) or (d) with respect to any Lender, that the then-current Benchmark (including any related mathematical or other adjustments thereto) will not adequately and fairly reflect the cost to such Lender of making, funding or maintaining its Loans at the then-current Benchmark. For the avoidance of doubt, a “Benchmark Illegality/Impracticability Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Replacement” means the Adjusted Daily Simple SOFR Rate, so long as such rate can be determined by the Agent for the applicable Benchmark Replacement Date. Notwithstanding anything to the contrary herein, the Benchmark Replacement shall not be less than zero percent (0%).

“Benchmark Replacement Date” has the meaning specified in Section 3.1(b)(ii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” to which Section 4975 of the Internal Revenue Code applies or (c) any Person whose underlying assets include “plan assets” of any such “employee benefit plan” or “plan” within the meaning of 29 CFR 2510.3-101 as modified by Section 3(42) of ERISA.

“Borrower” has the meaning given such terms in the introductory paragraph hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Term SOFR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided, that with respect to all notices and determinations in connection with, and payments of principal and interest on Term SOFR Rate Loans, such day is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by the Borrower and its Subsidiaries during such period (including gross leases to be capitalized under GAAP and leasehold improvements), as determined in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations (in an amount equal to 105% the amount thereof) or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) prior to a Qualifying IPO, the Permitted Holders (on a fully diluted basis) shall cease to control, with sole power to vote, at least 60% of each class of the Borrower’s Equity Interests;

(b) after a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Bindley Capital Partners I, LLC and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c) after a Qualifying IPO, during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (iii) whose election, appointment or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body.

“Collateral” means all property of each Credit Party, wherever located and whether now owned by such Credit Party or hereafter acquired, including but not limited to (a) all General Intangibles; (b) all Accounts; (c) all Chattel Paper; (d) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (e) all Equipment; (f) all Investment Property; (g) all Inventory; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, and funds otherwise on deposit with or under the Control of the Agent or its agents or correspondents; (k) all Fixtures; (l) all Joint Venture Loans and Joint Venture Guaranties; (m) all Material Owned Real Estate Assets and (n) all parts, replacements, substitutions, profits, products, Accessions, cash and non-cash Proceeds, and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral also includes (x) all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto and (y) any other real or personal property as to which the Agent, at any time of determination, has a Lien to secure the Obligations. Notwithstanding the foregoing, the definition of “Collateral” hereunder shall not include any Excluded Property.

“Collateral Disclosure Certificate” means each certificate substantially in the form of Exhibit 1.1, attached hereto and made a part hereof, executed and delivered by a Credit Party to the Agent in accordance with or pursuant to the terms of this Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent permitted or required herein.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Note Pledge Agreements, the Mortgages, the Third Party Agreements and any other pledge agreement, life insurance assignment, security agreement, or similar agreement or instrument now or hereafter executed by any Credit Party or other Person granting Agent a Lien in any property to secure the Obligations.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 8.6(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period of determination and without duplication, Consolidated EBITDA of the Borrower and its Subsidiaries calculated after giving pro forma effect to any Acquisition by the Borrower or any of its Subsidiaries during such period as if such Acquisition occurred on the first day of such period; provided that any such adjustments giving such pro forma effect with respect to any such Acquisition shall be supported by financial statements or other information reasonably acceptable to the Agent.

“Consolidated EBITDA” means, for any period of determination and without duplication, the sum of (i) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (ii) to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (A) Consolidated Interest Charges for such period, (B) the provisions for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (C) depreciation and amortization expense for such period, (D) non-cash losses and expenses for such period (other than (x) any non-cash charge that is expected to be paid in cash in any future period and (y) any write down of or write off of current assets), (E) costs and expenses related to the closing of this Agreement or the closing of Permitted Acquisitions, so long as such costs and expenses are incurred on or after the date that is 120 days before the applicable closing and on or before the date that is 120 days after the applicable closing, and the aggregate amount of such costs and expenses does not to exceed $750,000 for the applicable period of determination and (F) extraordinary losses, minus (iii) to the extent included in the calculation of Consolidated Net Income for such period, the sum of (A) non-cash gains, (B) extraordinary gains and (C) net income (loss) attributable to minority ownership interests for such period.

“Consolidated Fixed Charge Coverage Ratio” means, at any time of determination and for any period, (i) the sum of (A) Consolidated Adjusted EBITDA for such period less (B) Tax Distributions made in such period less (C) Capital Expenditures (other than Capital Expenditures financed with Debt, other than with the Revolving Loans) made in such period less (D) Taxes paid in cash in such period, divided by (ii) the sum of (A) Consolidated Interest Charges paid in cash or required to be paid in cash in such period plus (B) Consolidated Scheduled Debt Payments for such period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period; provided, however, that Consolidated Interest Charges for the four fiscal quarter period ending June 30, 2018 shall be calculated as Consolidated Interest Charges for the fiscal quarter ending June 30, 2018 multiplied by 4; Consolidated Interest Charges for the four fiscal quarter period ending September 30, 2018 shall be calculated as Consolidated Interest Charges for the two fiscal quarters ending September 30, 2018 multiplied by 2; and Consolidated Interest Charges for the four fiscal quarter period ending December 31, 2018 shall be calculated as Consolidated Interest Charges for the three fiscal quarters ending December 31, 2018 multiplied by 1.33.

“Consolidated Leverage Ratio” means, at any time of determination and for any period, the ratio of the consolidated Debt of the Borrower and its Subsidiaries (including, without limitation, the Net Secured Payables Aggregate Amount, but excluding contingent earnout obligations) to Consolidated Adjusted EBITDA.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Consolidated Scheduled Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include payments with respect to the Attributable Principal Amount in respect of Capital Leases, Securitization Transactions, Sale and Leaseback Transactions and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11; provided, however, that Consolidated Scheduled Debt Payments for the four fiscal quarter period ending June 30, 2018 shall be calculated as Consolidated Scheduled Debt Payments for the fiscal quarter ending June 30, 2018 multiplied by 4; Consolidated Scheduled Debt Payments for the four fiscal quarter period ending September 30, 2018 shall be calculated as Consolidated Scheduled Debt Payments for the two fiscal quarters ending September 30, 2018 multiplied by 2; and Consolidated Scheduled Debt Payments for the four fiscal quarter period ending December 31, 2018 shall be calculated as Consolidated Scheduled Debt Payments for the three fiscal quarters ending December 31, 2018 multiplied by 1.33.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that Agent has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing or extension of a Letter of Credit.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion. Notwithstanding anything to the contrary herein, Daily Simple SOFR shall not be less than zero percent (0%).

“Debt” means, with respect to any Person and without duplication as to such Person, any liability, whether or not contingent, (a) which (i) arises in respect of borrowed money, (ii) is evidenced by bonds, notes, debentures, or similar instruments, or (iii) accrues interest or is a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the ordinary course of business), (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), including earnouts or similar payment obligations, (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any debt described in this definition of another Person, including any such debt, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such debt, or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interests or other equity securities issued by such Person, except to the extent such obligations can be satisfied with Equity Interests of such Person, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance, or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all debt of such Person in respect of debt of another Person for borrowed money or debt of another Person otherwise described in this definition which is, in either case, secured by any Lien on any property of such Person, whether or not such debt is assumed by or is a personal liability of such Person (but if not assumed, limited to the lesser of such debt or the value of the assets subject to such Lien), (h) all net obligations, liabilities, and debt of such Person (marked-to-market) arising under Swap Agreements, (i) debt of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such debt expressly provide that such Person is not liable therefor or such Person has no liability therefor under Applicable Law, (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (k) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, and (l) all obligations of such person under take or pay or similar arrangements.

“Debt Transaction” means, with respect to the Borrower or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Debt, except for Funded Debt permitted to be incurred pursuant to Section 9.1 (after giving effect to any amendments, modifications, or consents to Section 9.1).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations (other than Term SOFR Rate Loans and the Letter of Credit Fee), the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Term SOFR Rate Loans, the Adjusted Term SOFR Rate plus the Applicable Margin, if any, applicable to Term SOFR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means April 23, 2018.

“Effective Date Distribution” means a one-time Restricted Payment in an aggregate amount not to exceed $20,500,000 made by the Borrower to the holders of its Equity Interests at any time during the period from and including the Effective Date through and including May 1, 2018, made in compliance with the requirements of Section 9.3(c).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other Federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance, or material, as now or at any time hereafter in effect, in each case, as the same may be amended from time to time.

“Equity Interests” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, limited or general partnership interests, and limited liability company membership interests, whether voting or non-voting.

“Equity Transaction” means, with respect to the Borrower or any of its Subsidiaries, any issuance or sale by the Borrower or such Subsidiary of shares of its Equity Interests, other than (a) an issuance to the Borrower or any of its wholly-owned Subsidiaries, (b) an issuance in connection with a conversion of debt securities to equity, (c) an issuance in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) which occurred prior to the Effective Date, (e) a Qualifying IPO, or (f) any issuance, sale, or exchange in connection with a Qualifying IPO Permitted Restructuring.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Subrogation Rights” the meaning set forth in Section 11.11(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Inventory” means Inventory of the Borrower or any other Credit Party consisting of pharmaceutical Inventory on which a pharmaceutical wholesaler has a Lien.

“Excluded Property” means, with respect to the Borrower and each other Credit Party, including any Person that becomes a Credit Party after the Effective Date as contemplated by Section 8.17, (a) any leasehold interest in any Real Estate Asset, (b) any owned Real Estate Asset that is not a Material Owned Real Estate Asset, (c) Excluded Inventory, (d) motor vehicles and other assets subject to certificates of title, (e) more than 66-2/3% of any voting Equity Interests (as contemplated in Treas. Reg. Section 1.956- 2(c)(2)) issued to the Credit Parties by any “controlled foreign corporation” (as such term is defined in Section 957 of the Internal Revenue Code) or by any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more foreign Subsidiaries, (f) any Margin Stock, or (g) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to the Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided that the foregoing exclusion shall in no way be construed (x) to apply if any such prohibition is unenforceable under Section 9-406 of the UCC or other applicable law or (y) so as to limit, impair or otherwise affect the Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Credit Parties in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts); provided, further, that the security interest granted to the Agent under the Collateral Documents or any other Loan Document shall attach immediately to any asset of any Credit Party at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (g) above.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Borrowers”; “Existing Collateral”; “Existing Lender”; “Existing Loan Documents”; “Existing Loans”; and “Existing Obligations” have the meanings given such terms in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain fee letter agreement dated January 25, 2018 among the Borrower, Regions Bank, as Agent, and Regions Capital Markets, a division of Regions Bank, as Lead Arranger.

“First Amendment Distribution” means a one-time Restricted Payment made by the Borrower to the holders of its Equity Interests at any time during the period from and including the First Amendment Effective Date through and including December 9, 2019 in compliance with the requirements of Section 9.3(e) in an aggregate amount not to exceed $17,000,000.

“First Amendment Effective Date” means December 3, 2019.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage or deed of trust in favor of the Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Fourth Amendment to Third Amended and Restated Loan and Security Agreement dated as of the Fourth Amendment Effective Date.

“Fourth Amendment Effective Date” means April 22, 2022.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, at any time of determination and without duplication, (i) Debt for borrowed funds, (ii) Debt evidenced by notes, bonds, debentures, or other instruments (other than checks drawn in the ordinary course of business), (iii) the principal component of all Capital Leases; (iv) all Debt that is secured by a Lien and (v) Debt for the deferred payment by one year or more of any purchase money obligation.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“General Intangibles” has the meaning set forth in the UCC, and includes, without limitation, general intangibles of each Credit Party, whether now owned or hereafter created or acquired by such Credit Party, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operating manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to such Credit Party to secure payment of any of any of such Credit Party’s Accounts by an Account Debtor, all rights to indemnification and all other intangible property of such Credit Party of every kind and nature (other than Accounts).

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to (x) with respect to the foregoing clause (a) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith and (y) with respect to the foregoing clause (b), the lesser of (1) the value of the assets securing such Debt or other obligation and (2) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning given to it in Section 4.1.

“Guarantors” means (a) each Person identified as a “Guarantor” on the signature pages to this Agreement on the Effective Date, (b) each Person that joins this Agreement as a Guarantor pursuant to the terms of Section 8.17(b) after the Effective Date, (c) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (d) their successors, permitted assigns, heirs and executors.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given such term in Section 12.2(b).

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, (i) the last Business Day of each calendar quarter, commencing on the first such date to occur after the Effective Date and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any additional Term Loan; and (b) any Term SOFR Rate Loan, (i) the last day of each Interest Period applicable to such Loan; provided, that, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any additional Term Loan.

“Interest Period” means, in connection with a Term SOFR Rate Loan, an interest period of one (1), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month, (iii) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Term SOFR Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Term SOFR Loans equals or exceeds the principal amortization payment then due, and (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” has the meaning given such term in Section 9.4.

“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Regions Bank in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.

“Item” means any “item” as defined in Section 4-104 of the UCC, and shall also mean and include checks, drafts, money orders or other media of payment.

“Joint Venture Guaranty” has the meaning given such term in Section 9.4.

“Joint Venture Loan” has the meaning given such term in Section 9.4.

“JV Vendor Payables” means payables that are arising and outstanding from time to time from the purchase of Inventory in the ordinary course of business by the Borrower’s Subsidiaries that are not Credit Parties from vendors of such Subsidiaries.

“Latest Maturity Date” means, at any time of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Lead Arranger” means Regions Capital Markets, a division of Regions Bank, in its capacity as sole lead arranger and sole bookrunner.

“Lender” means each financial institution with a Term Loan Commitment or a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” has the meaning given such term in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, collateral assignment, encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise.

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Term SOFR Rate Loans comprising such Loans.

“Loan Document” means any of this Agreement, each Note, each Issuer Document, the Collateral Documents, the Fee Letter, each Collateral Disclosure Certificate, any document executed and delivered by the Borrower and/or any other Credit Party pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii) or an additional Term Loan is established pursuant to Section 2.1(d)(iii), any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including for the avoidance of doubt, any joinder agreement (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Margin Stock” has the meaning given to it in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” has the meaning given such term in the definition of “Swap Agreement”.

“Material Acquisition” means any individual Permitted Acquisition or series of Permitted Acquisitions consummated in any six consecutive month period in which the Total Consideration for such Acquisition exceeds $15,000,000.

“Material Adverse Effect” means any (a) material adverse effect upon the validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to, or conferred upon, Agent and any Lender or any holder of Obligations under any Loan Document; (b) material adverse effect upon the properties, operations, business, or financial condition of any Credit Party; (c) material adverse effect upon the ability of the Credit Parties, taken as a whole, to fulfill any obligation under any of the Loan Documents; or (d) material adverse effect on a material portion of the Collateral.

“Material Agreement” means an agreement to which any Credit Party is a party (other than the Loan Documents) and (a) which involves amounts in excess of $2,000,000 or (b) for which breach, termination, cancellation, nonperformance, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Owned Real Estate Asset” means each Real Estate Asset owned in fee simple by the Borrower or any other Credit Party with a fair market value of at least $2,000,000.

“Maturity Date” means (i) with respect to the Revolving Commitments and permitted increases thereof pursuant to Section 2.1(d)(ii), the Revolving Commitment Termination Date, (ii) with respect to the Term Loan A, the Term Loan A Maturity Date and (iii) with respect to any additional Term Loan incurred pursuant to Section 2.1(d)(iii), the maturity date set forth in the applicable documentation therefor.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Mortgages” means any mortgages, deeds of trust or deeds to secure debt that purport to grant to the Agent, for the benefit of the holders of the Obigations, a security interest in the real property interest (including with respect to any improvements and Fixtures) of the Borrower or any other Credit Party in real property.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or cash equivalents received by the Borrower or any of its Subsidiaries in connection with any Asset Sale, Involuntary Disposition, Debt Transaction or Equity Transaction, net of (a) reasonable and customary costs and expenses incurred or estimated for which reserves are maintained in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts) not to exceed 5% of the gross proceeds; (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; (c) the amount required to retire any Debt secured by a Permitted Lien on the related property; and (d) in connection with any sale of property, a reasonable reserve (not to exceed 5% of the total purchase price) for post-closing adjustments to the purchase price (provided that upon the expiration of ninety (90) days after the sale, any remaining reserve balance shall constitute Net Cash Proceeds. For purposes hereof, “Net Cash Proceeds” includes any cash or cash equivalents received upon the disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any Asset Sale, Involuntary Disposition, Debt Transaction or Equity Transaction.

“Net Secured Payables Aggregate Amount” means, for purposes of determining the Consolidated Leverage Ratio, the lesser of (i) the sum of the Net Secured Payables Amount for each vendor of the Borrower’s Subsidiaries and (ii) $30,000,000.

“Net Secured Payables Amount” shall equal, on any date of determination and with respect to each vendor of the Borrower’s Subsidiaries, (a) the amount of secured JV Vendor Payables, minus (b) the book value of the Inventory purchased from the vendors with respect to such secured JV Vendor Payables; provided that to the extent the value of such Inventory exceeds such secured JV Vendor Payables, the Net Secured Payables Amount shall equal $0 with respect to such vendor.

“Non-Consenting Lender” has the meaning given such term in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Loan Note, a Swingline Note or a Term Loan Note.

“Note Pledge Agreements” means (a) that certain Note Pledge Agreement dated November 1, 2014 by and between the Borrower and Regions Bank, as agent and (b) that certain Note Pledge Agreement dated October 22, 2014 by and between the Borrower and Regions Bank, as agent.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of (a) each Credit Party from time to time owed to the Agent (including any former Agent), the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Banks and the Qualifying Treasury Management Banks, under any Loan Document, Secured Swap Agreement or Secured Treasury Management Agreement, (b) each Subsidiary of any Credit Party from time to time owed to the Qualifying Swap Banks and the Qualifying Treasury Management Banks under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including fees and interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party or such Subsidiary, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party or such Subsidiary for such interest or fees in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise and (c) consisting of Erroneous Payment Subrogation Rights; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party. Notwithstanding anything to the contrary contained herein or under any of the other Loan Documents, the obligations of any Credit Party or any Subsidiary of a Credit Party under any Secured Swap Agreement or any Secured Treasury Management Agreement shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Obligations (other than any Obligations with respect to Secured Swap Agreements and Secured Treasury Management Agreements) are so secured and guaranteed.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit; and (c) with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date.

“Parmed” means Parmed Pharmaceuticals, Inc., a Delaware corporation.

“Participant” has the meaning given such term in Section 12.5(d).

“Participant Register” has the meaning given such term in Section 12.5(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Payment Recipient” the meaning set forth in Section 11.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Periodic Term SOFR Determination Day” the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” means an Acquisition by the Borrower or a Subsidiary thereof undertaken either (a) with the prior written approval of the Agent or (b) subject to the satisfaction of each of the following conditions, as determined by the Agent in its reasonable judgment:

(i) such acquired assets (including the assets of a Person whose Equity Interests are acquired) are located in the continental United States of America and are in the same or substantially similar field as the business conducted by the Borrower on the Effective Date;

(ii) the Borrower has made available to the Agent, not later than ten (10) Business Days (or such later date to which the Agent may agree) prior to the proposed date of such Acquisition, (A) a general description of the business and assets of the Acquisition target, (B) the Acquisition documents (or drafts thereof), including a copy of the purchase and sale agreement with all schedules and exhibits thereto and (C) financial diligence with respect to the Acquisition target that is consistent with the size and scope of the proposed Acquisition (including, if available, such audited financial statements of the Acquisition target or, if not available, such other financial statements as shall be reasonably acceptable to the Agent);

(iii) the Borrower has made available to the Agent, not later than five (5) Business Days prior to the proposed date of such Acquisition (or such later date to which the Agent may agree in its reasonable discretion), a general description of the business and assets of the Acquisition target, (A) for an Acquisition the aggregate consideration for which is greater than $2,000,000, lien search results which reflect that, after giving effect to the Acquisition and any contemplated releases, there shall be no Liens other than Permitted Liens with respect to the Acquisition target, (B) for an Acquisition the aggregate consideration for which is greater than $5,000,000, Projections for the immediately following twelve-month period after giving effect to such Acquisition demonstrating Credit Parties’ compliance with the covenants set forth in Section 9.17 (and if the Borrower has delivered to the Agent notice of its election to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase), (C) if requested by Agent, a certificate from an Authorized Officer of the Borrower that (x) certifies compliance with the conditions set forth in this definition of Permitted Acquisition, provides for other customary closing certifications, including by attaching certified copies of the applicable material Acquisition documents, certifies as to the closing of such Acquisition, and that representations and warranties are true, correct and complete after giving effect to such Acquisition, and (y) for an Acquisition the aggregate consideration for which is greater than $5,000,000, certifies compliance with the financial covenants contained in this Agreement after giving pro forma effect to such Acquisition (and if the Borrower has delivered to the Agent notice of its election to increase Consolidated

Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase)), and (D) any and all other information reasonably requested by the Agent in its discretion;

(iv) the Credit Parties shall have executed and delivered, on or prior to the date of such Acquisition (or such later date to which the Agent may agree in its reasonable discretion), (A) such amendments or supplements to this Agreement or the other Loan Documents or such other documents as the Agent may deem necessary or advisable to grant the Agent a first priority Lien on all of the assets (including Equity Interests) acquired by the Borrower and, unless the Acquisition target as of the closing of the Acquisition is a joint venture that is not wholly owned by the Borrower, to join any acquired Person as a Guarantor hereto pursuant to joinder and collateral documentation acceptable to Agent and (B) if requested by Agent, a collateral assignment of rights under the Acquisition documents and an acknowledgment thereof executed by the Person whose assets are being acquired and, as applicable, the seller thereof;

(v) no Default or Event of Default shall exist or result therefrom (including any Default or Event of Default arising from a breach under Section 9.17 after giving pro forma effect to such Acquisition (and if the Borrower has delivered to the Agent notice of its election to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase));

(vi) if requested by Agent, the Agent shall have received evidence reasonably satisfactory to it (including a solvency certificate from the Credit Parties satisfactory to Agent) that, both before and after giving pro forma effect to such Acquisition, each Credit Party is Solvent;

(vii) the board of directors (or other comparable governing body) of the Person whose assets are being acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition and shall not have commenced any action that alleges that such Acquisition will violate Applicable Laws;

(viii) such Acquisition is consummated in accordance with the applicable Acquisition documents (or drafts thereof) delivered to the Agent pursuant to clause (b)(iii)(C) above (or, if such delivery to Agent is not required by the terms of the Loan Documents, such Acquisition is consummated in accordance with the applicable documents otherwise permitted by the Loan Documents), without giving effect to any waiver, amendment, modification or consent thereto that is materially adverse to the interests of the Lenders, without the consent of the Agent, and all consents for such Acquisition shall have been received; and

(ix) the Total Consideration for such Acquisition shall not exceed $17,500,000 (or such greater amount as may be agreed to by the Required Lenders in connection with a consent to a Permitted Acquisition) for any individual Acquisition (or series of related Acquisitions) and, after giving effect to such Acquisition (or series of related Acquisitions) and the borrowing of all Revolving Loans in connection therewith, the Borrower shall have borrowing availability remaining under the Revolving Commitments of not less than $2,500,000.

“Permitted Holders” means Bindley Capital Partners I, LLC.

“Permitted Liens” means each of the Liens permitted pursuant to Section 9.2.

“Permitted Location” means (a) any location described on Schedule 2 or Schedule 8 of the Collateral Disclosure Certificate and (b) any location as to which the Borrower shall have provided written notice to the Agent.

“Permitted Parmed Debt” means Debt owing to Parmed by the Borrower or its Subsidiaries so long as such Debt is incurred pursuant to the terms of Section 9.1(c) of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmaceutical Wholesalers Guaranties” means (a) unsecured guaranties by the Borrower with respect to Debt provided by pharmaceutical wholesalers to Subsidiaries of the Borrower for purposes of financing the start-up of new pharmacy businesses; provided that (x) such Debt is incurred and guaranteed within three (3) months of such new business commencing operations and (y) for the avoidance of doubt, such guaranties shall be included in Debt for purposes calculating the Consolidated Leverage Ratio and (b) unsecured guaranties by the Borrower of trade payables owing by any of its Subsidiaries in the ordinary course of business.

“Plan” means any employee benefit plan or other plan maintained for employees of any Credit Party or any Subsidiary of a Credit Party and covered by Title IV of ERISA.

“Platform” has the meaning given to it in Section 12.1(d).

“Pledge Agreement” means that certain Second Amended and Restated Pledge Agreement dated as of the Effective Date given by the Credit Parties, as pledgors, to the Agent for the benefit of the holders of the Obligations, and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Post-Effective Date Distribution” means the one-time Restricted Payment made by the Borrower to the holders of its Equity Interests on or about August 1, 2019 in compliance with the requirements of Section 9.3(d) in the aggregate amount of $10,072,550.

“Prime Rate” means the per annum rate which the Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Projections” means, for any period and as to such period, the Borrower’s and its Subsidiaries’ forecasted consolidated and consolidating internal budget compilations prepared on a quarter by quarter basis.

“Properly Contested” means, in the case of any Debt or taxes of any Credit Party which are not paid when due or payable by reason of such Credit Party’s bona fide dispute over its liability therefor or the amount thereof, (a) such Debt or taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Credit Party has established appropriate reserves in accordance with GAAP; (c) the non-payment of such Debt or taxes will not have a Material Adverse Effect and will not result in a forfeiture or sale of any of such Credit Party’s assets; (d) no Lien is imposed upon any of such Credit Party’s assets with respect to such Debt or taxes unless such Lien is at all times subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable law) and enforcement of such Lien is stayed pending the final resolution or disposition of such dispute; (e) if the Debt or taxes result from, or are determined by the entry, rendition, or issuance against such Credit Party or any of its assets of a judgment, writ, order, or decree, enforcement of such judgment, writ, order, or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Credit Party, such Credit Party forthwith pays such Debt or taxes and all penalties, interest, and other amounts due in connection therewith. Only that portion of the Debt or taxes which is in dispute may be Properly Contested.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” means an underwritten primary public offering of the common stock of the Borrower (or Borrower’s successor in interest or any other Person who becomes Borrower hereunder, in each case, pursuant to a Qualifying IPO Permitted Restructuring) (a) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (b) resulting in gross proceeds of at least $30,000,000.

“Qualifying IPO Permitted Restructuring” has the meaning given to it in Section 9.13.

“Qualifying Swap Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case under clause (b), shall have provided a Secured Party Designation Notice to the Agent within thirty (30) days of entering into the Swap Agreement or otherwise becoming eligible in respect thereof. For purposes hereof, the term “Lender” shall be deemed to include the Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Treasury Management Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case under clause (b), shall have provided a Secured Party Designation Notice to the Agent within thirty (30) days of entering into the Treasury Management Agreement or otherwise becoming eligible in respect thereof. For purposes hereof, the term “Lender” shall be deemed to include the Agent.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest then owned by the Borrower or any of its Subsidiaries in any real property.

“Recipient” means (a) the Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refunded Swingline Loans” has the meaning given such term in Section 2.2(b)(iii).

“Register” has the meaning given such term in Section 12.5(c).

“Regulated Materials” means any hazardous, toxic, or dangerous waste, substance, or material, the generation, handling, storage, disposal, treatment, or emission of which is subject to any Environmental Law.

“Reimbursement Date” has the meaning given such term in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning given such term in Section 11.6(b).

“Required Lenders” means, as of any date of determination, at least two (2) Lenders having Total Credit Exposure representing more than fifty-one percent (51.0%) of the Total Credit Exposures of all Lenders; provided that (i) at any time that there are two (2) or fewer Lenders, “Required Lenders” shall mean all Lenders and (ii) the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning given such term in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any cash dividend or other cash distribution, direct or indirect, on account of any Equity Interests issued by any Credit Party or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by any Credit Party or any of its Subsidiaries now or hereafter outstanding by any Credit Party or any of its Subsidiaries, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests, or (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests issued by any Credit Party or any of its Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or other agreement pursuant to which it becomes a party hereto, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Fourth Amendment Effective Date is FORTY MILLION DOLLARS ($40,000,000).

“Revolving Commitment Fee” has the meaning given to such term in Section 2.10(a).

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments; provided, that on any date that the Revolving Commitments have been terminated “Revolving Commitment Percentage” means, for any Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Credit Exposure on such date and the denominator of which is the Total Revolving Outstandings on such date. The Revolving Commitment Percentages as of the Effective Date are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Effective Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) April 23, 2025; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 10.2.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Second Amendment Effective Date” means March 20, 2020.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.2 (or other writing in form and substance reasonably satisfactory to the Agent) from a Qualifying Swap Bank or a Qualifying Treasury Management Bank to the Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Swap Agreement between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and a Qualifying Swap Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 10.3 and 11.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Bank in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 10.3 and 11.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day; provided, that, if the published rate is subsequently corrected and provided by the SOFR Administrator or on the SOFR Administrator’s Website within the longer of one hour of the time when such rate is first published and the republication cut-off time for SOFR, if any, as specified by the SOFR Administrator in the SOFR benchmark methodology then the secured overnight financing rate for such Business Day will be subject to those corrections.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Credit Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any Credit Party or any Subsidiary of a Credit Party.

“Swingline Lender” means Regions Bank in its capacity as provider of Swingline Loans hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swingline Sublimit” means, at any time of determination, the lesser of (a) TWENTY MILLION DOLLARS ($20,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property; provided, that, for the avoidance of doubt, Synthetic Leases shall not include operating leases.

“Tax Distributions” means, for so long as the Borrower is organized as a limited liability company, cash distributions made by the Borrower to its members in an amount not to exceed, with respect to any period, an amount equal to the product of (i) the taxable income of the Borrower times (ii) the Applicable Tax Percentage; provided, however, that the computation of distributions under this definition shall also take into account (x) the deductibility of state and local taxes for federal income tax purposes and (y) any difference in the Applicable Tax Percentage resulting from the nature of the taxable income (such as capital gain as opposed to ordinary income).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A and any additional term loans established under Section 2.1(d)(iii).

“Term Loan A” has the meaning given to it in Section 2.1(b). The aggregate principal amount of the outstanding Term Loan A as of the Fourth Amendment Effective Date is THIRTY MILLION DOLLARS ($30,000,000)

“Term Loan A Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder. The Term Loan A Commitment of each Lender as of the Effective Date is set forth on Appendix A.

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of the Term Loan A, and (b) the denominator of which is the aggregate outstanding principal amount of the Term Loan A. The Term Loan A Commitment Percentage of each Lender as of the Effective Date is set forth on Appendix A.

“Term Loan A Maturity Date” means April 23, 2025; provided, that, if the Revolving Commitments are terminated prior to such date, then the “Term Loan A Maturity Date” shall mean the date on which the Revolving Commitments are terminated.

“Term Loan A Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Commitment Percentage” means, for each Lender providing a portion of a Term Loan, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of such Term Loan, and (b) the denominator of which is the aggregate outstanding principal amount of such Term Loan.

“Term Loan Commitments” means (a) for each Lender, such Lender’s Term Loan A Commitment and (b) for each Lender providing an additional Term Loan pursuant to Section 2.1(d)(iii), the commitment of such Lender to make such additional term loan as set forth in the document(s) executed by the Borrower establishing such additional Term Loan.

“Term Loan Notes” means the Term Loan A Note and any other promissory notes given to evidence Term Loans hereunder.

“Term SOFR” means, for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that, if as of 11:00 a.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, subject to Section 3.1. Notwithstanding anything to the contrary herein, Term SOFR shall not be less than zero percent (0%).

“Term SOFR Adjustment” means (i) 0.05% (five basis points) for an Interest Period of one-month’s duration, (ii) 0.10% (ten basis points) for an Interest Period of three-month’s duration, and (iii) 0.15% (fifteen basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment Distribution” means a one-time Restricted Payment made by the Borrower to the holders of its Equity Interests at any time during the period from and including the Third Amendment Effective Date through and including December 31, 2022 in compliance with the requirements of Section 9.3(f) in an aggregate amount not to exceed $15,000,000.

“Third Amendment Effective Date” means December 22, 2021.

“Third Party” means (a) any lessor, mortgagee, mechanic or repairman, warehouse operator, processor, packager, consignee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral or (b) any licensor whose rights in or with respect to any intellectual property or Collateral limit or restrict or may, in the Agent’s determination, limit or restrict any Credit Party’s or the Agent’s right to sell or otherwise dispose of such Collateral.

“Third Party Agreement” means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a Third Party, as applicable and as required by the Agent, (i) waives or subordinates in favor of the Agent any Liens such Third Party may have in and to any Collateral; (ii) grants the Agent access to the Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Agent to inspect, repossess, sell, or otherwise exercise its rights under the Loan Documents with respect to such Collateral; (iii) authorizes the Agent to complete the manufacture of work-in-process (if the manufacturing of such goods requires the use or exploitation of a Third Party’s intellectual property); (iv) authorizes the Agent to dispose of Collateral bearing or consisting of, in whole or in part, such Third Party’s intellectual property; or (v) agrees to terms regarding Collateral held on consignment by such Third Party, in each case containing terms acceptable to the Agent and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Total Consideration” means, in connection with any Acquisition, the aggregate amount of cash and non-cash consideration (including all cash and Debt, including contingent obligations and including assumed liabilities, incurred or assumed and the determinable amount of any earnout or similar payment in connection therewith (whether or not actually earned)) paid by the Borrower and its Subsidiaries in connection with such Acquisition.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Term Loans of such Lender at such time and the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all Letter of Credit Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including Deposit Accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any Credit Party or any Subsidiary of a Credit Party.

“Type of Loan” means a Base Rate Loan or a Term SOFR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of Georgia (or any other applicable jurisdiction, as the context may require).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to it in Section 3.3(f).

“Withholding Agent” means any Credit Party and the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms.

(a) Terms Generally. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Agent pursuant to Section 8.6 shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and the Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP; provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 8.6 as to which no such objection has been made.

(b) FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c) In addition, in the event that any provision of this Agreement requires a determination of pro forma compliance with the financial covenants in Section 9.17 and such determination is being made prior to the time that the Borrower is required to deliver the first Compliance Certificate in accordance with Section 8.6(c), then such pro forma compliance shall be calculated as if the initial test levels for such financial covenants were in effect at the time of such calculation.

(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all leases of the Credit Parties and their Subsidiaries that are treated as operating leases for purposes of GAAP on the Effective Date shall continue to be accounted for as operating leases for purposes of the defined financial terms and the financial covenants contained herein, regardless of any change to GAAP following the Effective Date which would otherwise require such leases to be treated as Capital Leases.

Section 1.3 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Loan Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Accounts and contract rights. All Appendices, Exhibits and Schedules to this Agreement, as well as the preamble and recitals to this Agreement, shall be deemed an integral part of this Agreement and are incorporated by reference.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC (whether such terms are capitalized or not and including, without limitation, such terms as are used in the definition of Collateral), shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 7 under this Agreement or in any of the other Loan Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 6.2(c) and the qualifier “in any material respect” contained in Section 10.1(d) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Loan Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.

(g) This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(j) Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Loan Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity)

Section 1.4 Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any related spread or other adjustment, including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except to the extent that such damages, costs, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent.

Section 1.5 Conforming Changes Relating to Term SOFR. In connection with the use or administration of Term SOFR, the Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders in writing of the effectiveness of any Benchmark Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2. LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans and Term Loans.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans in Dollars (each such loan, a “Revolving Loan”) to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Term SOFR Rate Loans, or a combination thereof, as the Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Term Loans. Subject to the terms and conditions set forth herein, the Lenders will make advances of their respective Term Loan A Commitment Percentages of a term loan in Dollars (the “Term Loan A”) in an amount not to exceed the Term Loan A Commitment which Term Loan A will be disbursed to the Borrower in Dollars in a single advance on the Effective Date. The Term Loan A may consist of Base Rate Loans, Term SOFR Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan A may not be reborrowed. Each Lender’s respective Term Loan A Commitments shall terminate on the Effective Date upon such Lender’s funding thereof.

(c)	Mechanics for Revolving Loans and Term Loans.

(i) All Term Loans and all Revolving Loans (other than Swingline Loans) shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever the Borrower desires that the Lenders make a Term Loan or a Revolving Loan, the Borrower shall deliver to the Agent a fully executed and delivered Funding Notice no later than (x) 1:00 p.m. at least three (3) U.S. Government Securities Business Days in advance of the proposed Credit Date in the case of a Term SOFR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Term SOFR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. Notwithstanding the foregoing or anything else contained in this Section 2, all Loans existing or made as of the Effective Date shall be Base Rate Loans.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Agent’s receipt of such notice from the Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Agent’s Principal Office or such other account as may be designated in writing to the Agent by the Borrower.

(d) Increase in Revolving Commitments and Establishment of Additional Term Loans. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Agent, increase the Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) and/or establish one or more additional term loans subject to the following:

(i) the sum of the (A) aggregate principal amount of any increases in the Revolving Commitments pursuant to this Section 2.1(d) plus (B) the aggregate principal amount of any additional Term Loans pursuant to this Section 2.1(d), in each case, made after the Fourth Amendment Effective Date, shall not exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000);

(ii) The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person (other than the Borrower or any Affiliate or Subsidiary of the Borrower) selected by the Borrower and, with respect to any new Lender, reasonably acceptable to the Agent, the Swingline Lender and the Issuing Bank; provided that:

(A) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B) no Default or Event of Default shall exist before and immediately after giving effect to such increase;

(C) the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of any such increase in the Revolving Commitments (in each case assuming that such increase in the Revolving Commitments was fully drawn), with the financial covenants set forth in Section 9.17, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.6 (and if the Borrower has delivered to the Agent notice of its election to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase);

(D) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(E) (1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Agent;

(F) any such increase in the Revolving Commitments shall be subject to receipt by the Agent of a certificate of the Borrower dated as of the date of such increase signed by an Authorized Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase or certifying that the prior resolutions delivered on the Effective Date approving such increase are still in full force and effect and (y) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 7 and the other Loan Documents are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 7.3 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.6, and (2) no Default or Event of Default exists;

(G) the applicable margin of, and/or commitment fee for, additional Revolving Commitments shall equal the Applicable Margin and/or Revolving Commitment Fee with respect to the existing Revolving Commitments;

(H) the Borrower shall have paid any applicable arrangement or upfront fees in connection with any such increase in the Revolving Commitments;

(I) the terms of the additional Revolving Commitments shall be identical to those of the existing Revolving Commitments; and

(J) the Borrower shall have delivered legal opinions, resolutions, officer’s certificates and any other customary documentation as reasonably requested by the Agent.

The Borrower shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section 2.1(d).

(iii) The Borrower may, at any time and from time to time, upon prior written notice to the Agent, request the establishment of one or more additional term loans from existing Lenders or other Persons selected by the Borrower (other than the Borrower or any Affiliate or Subsidiary of the Borrower) and, with respect to any new Lender, reasonably acceptable to the Agent; provided, that:

(A) any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(B) no Default or Event of Default shall exist before and immediately after giving effect to such additional Term Loan;

(C) the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of any additional Term Loan (and after giving effect on a pro forma basis to any Permitted Acquisition consummated simultaneously therewith), with the financial covenants set forth in Section 9.17, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.6 (and if the Borrower has delivered to the Agent notice of its election to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase);

(D) no existing Lender shall be under any obligation to provide a portion of any additional Term Loan and any such decision whether to provide a portion of any additional Term Loan shall be in such Lender’s sole and absolute discretion;

(E) (1) any new Lender providing all or any portion of any additional term loan shall join this Agreement by executing such joinder documents reasonably required by the Agent and/or (2) any existing Lender electing to provide a Term Loan Commitment with respect to such additional Term Loan shall have executed a commitment or joinder agreement reasonably satisfactory to the Agent;

(F) the establishment of any additional Term Loan shall be subject to receipt by the Agent of a certificate of the Borrower dated as of the date of the establishment of such additional Term Loan signed by an Authorized Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase or certifying that the prior resolutions delivered on the Effective Date approving such increase are still in full force and effect and (y) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 7 and the other Loan Documents are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 7.3 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.6, and (2) no Default or Event of Default exists;

(G) the Applicable Margin of any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the Lead Arranger or its Affiliates) for any additional Term Loan shall not be more than 50 basis points (0.50%) more than the corresponding all-in yield (determined on the same basis) applicable to any then existing Term Loans unless the Applicable Margin of any then existing Terms Loans is increased such that the all- in yield (determined on the same basis) of such additional Term Loan does not exceed the all-in yield (determined on the same basis) of any then existing Term Loans by more than 50 basis points (0.50%);

(H) the maturity date for any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that such date shall not be earlier than the Latest Maturity Date of any then existing Term Loan;

(I) the scheduled principal amortization payments under any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that the weighted average life to maturity of any such additional Term Loan shall not be less than the weighted life to maturity of the Term Loan A and any other then existing Term Loan;

(J) the Borrower shall have paid any applicable arrangement or upfront fees in connection with any such additional Term Loan; and

(K) the Borrower shall have delivered legal opinions, resolutions, officer’s certificates and any other customary documentation as reasonably requested by the Agent.

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments or (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)	Borrowing Mechanics for Swingline Loans.

(i) Whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Agent from the Swingline Lender to be credited to the account of the Borrower at the Agent’s Principal Office, or to such other account as may be designated in writing to the Agent by the Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender. The Borrower hereby authorizes the Agent and the Swingline Lender to charge the Borrower’s accounts with the Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 6.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 6.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Agent.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such standby Letter of Credit. Subject to the foregoing (other than clause (iv)), the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 6.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance the Issuing Bank’s standard operating procedures (including, without limitation, the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 6.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.3 in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Credit Parties under Section 12.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by the Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Agent under this Section 2.4(b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrower shall execute and deliver to each (i) Lender on the Effective Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 12.5 and (iii) Person who becomes a Lender in accordance with Section 2.1(d), in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans or Term Loans, as applicable.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.

(c) Term Loan A. The principal amount of the Term Loan A shall be repaid in installments on the date and in the amounts set forth in the table below, as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11, unless accelerated sooner pursuant to Section 10:

Quarterly Payment Dates	Quarterly Principal Amortization Payments

June 30, 2018 and the last day of each calendar quarter thereafter through and including March 31, 2020	1.25% of the original principal amount of the Term Loan A

June 30, 2020 and the last day of each calendar quarter thereafter through and including March 31, 2022	1.875% of the original principal amount of the Term Loan A

June 30, 2022 and the last day of each calendar quarter thereafter through and including March 31, 2025	2.50% of the original principal amount of the Term Loan A

Term Loan A Maturity Date	Outstanding Principal Balance of Term Loan A

(d) Additional Term Loans. The principal amount of any Term Loan established after the Effective Date pursuant to Section 2.1(d)(iii) shall be repaid in installments on the dates and in the amounts set forth in the documents executed and delivered by the Borrower pursuant to which such additional Term Loan is established.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)  in the case of Revolving Loans or the Term Loan A:

(A) if a Base Rate Loan (including a Base Rate Loan referencing the Adjusted Term SOFR Rate), the Base Rate plus the Applicable Margin; or

(B) if a Term SOFR Rate Loan, the Adjusted Term SOFR Rate plus the Applicable Margin; and

(ii)  in the case of Swingline Loans, at the Swingline Rate;

(iii) in the case of any Term Loan established pursuant to Section 2.1(d)(iii), at the percentages per annum specified in the lender joinder agreement(s) and/or the commitment agreement(s) whereby such Term Loan is established.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest

Period with respect to any Term SOFR Rate Loan, shall be selected by the Borrower and notified to the Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is a Term SOFR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with Term SOFR Rate Loans, there shall be no more than six (6) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Term SOFR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a Term SOFR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Term SOFR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the Term SOFR Rate Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Term SOFR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the Adjusted Term SOFR Rate), a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Rate Loan, the date of conversion of such Term SOFR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Rate Loan, the date of conversion of such Base Rate Loan to such Term SOFR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the Lenders promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.7(e) shall not limit the rights of the Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8 Conversion/Continuation.

(a) So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Term SOFR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Term SOFR Rate Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Term SOFR Rate Loan, to continue all or any portion of such Loan as a Term SOFR Rate Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Agent no later than 1:00 p.m. at least three (3) U.S. Government Securities Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term SOFR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) During the continuance of an Event of Default under Section 10.1(g) or Section 10.1(h), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) During the continuance of an Event of Default other than an Event of Default under Section 10.1(g) or Section 10.1(h), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) In the case of any Term SOFR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Term SOFR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

Section 2.10 Fees.

(a) Revolving Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a fee (the “Revolving Commitment Fee”) equal to the Applicable Commitment Fee times the actual daily amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings, subject to adjustments as provided in Section 2.16 and in the definition of Applicable Commitment Fee. The Revolving Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 6 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June,

September and December, commencing with the first such date to occur after the Effective Date, and on the Revolving Commitment Termination Date; provided that (1) no Revolving Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Revolving Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Revolving Commitment Fee shall be calculated quarterly in arrears. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b)	Letter of Credit Fees.

(i) General Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 10.1(g) and (h), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 10.1(g) or (h), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to the Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

Section 2.11 Prepayments/Commitment Reductions.

(a)	Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1(c)):

(A) with respect to Base Rate Loans (including Base Rate Loans referencing the Adjusted Term SOFR Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B) with respect to Term SOFR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(C) with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B) upon not less than three (3) U.S. Government Securities Business Days’ prior written or telephonic notice in the case of Term SOFR Rate Loans;

in each case given to the Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Agent (and the Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b)	Voluntary Commitment Reductions.

(i) The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Agent (which original written or telephonic notice the Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess, and (D) the Aggregate Revolving Commitments shall not be reduced below $7,500,000 unless concurrently therewith they are terminated in whole and all Obligations are paid in full in cash or, in the case of Letters of Credit, Cash Collateralized in the amount of 105% of the issued and outstanding amount of such Letters of Credit.

(ii) The Borrower’s notice to the Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c)	Mandatory Prepayments.

(i) Revolving Commitments. If at any time (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations on the Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds in excess of $1,000,000 during any Fiscal Year received from any Asset Sale or Involuntary Disposition by any Credit Party; provided that such Credit Party may reinvest such Net Cash Proceeds in assets used or useful in such Credit Party’s business, so long as (i) such reinvestment occurs within 180 days after the date of receipt of such Net Cash Proceeds (or if, within such 180 day period, such Credit Party enters into a legally binding commitment to reinvest such Net Cash Proceeds, such reinvestment occurs within 360 days after the date of receipt of such Net Cash Proceeds) (or, in each case, such longer period of time agreed to in writing by the Agent in its sole discretion), (ii) until such reinvestment is completed, all of such Net Cash Proceeds shall be on deposit at a Deposit Account over which the Agent has Control, and (iii) no Default or Event of Default exists or is caused by such Asset Sale or Involuntary Disposition. If an Event of Default occurs pursuant to which the Agent exercises its rights to accelerate the Obligations as provided in Section 10.2 or the Obligations are automatically accelerated or such reinvestment is not completed within the timeframe set forth in the immediately preceding sentence (or such longer period of time agreed to in writing by the Agent in its sole discretion), the Agent may require such Credit Party to immediately apply all of such Net Cash Proceeds to the Obligations, regardless of any other prior agreement regarding the disposition of such Net Cash Proceeds.

(iii) Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv) Equity Transactions. Prepayment will be made on the Obligations in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Equity Transactions (other than a Qualifying IPO) by the Borrower on the Business Day following receipt thereof.

(v) [reserved].

(vi) Termination of Revolver. The Borrower shall repay the Term Loans in full on the date on which the Revolving Commitments terminate. The coming due of the Revolving Loans and the termination of the Revolving Commitments shall cause the Term Loans to become immediately due and payable, in full, without prior notice or demand.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Term SOFR Rate Loans in direct order of Interest Period maturities. In addition:

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower; provided that in the case of prepayments on the Term Loans, (i) the prepayment will be applied ratably to the Term Loans then outstanding and (ii) with respect to each Term Loan then outstanding, the prepayments will be applied to remaining principal installments thereunder (including the principal installment to be paid on the applicable Maturity Date) on a pro rata basis.

(b) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(ii) Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii) above, Debt Transactions under Section 2.11(c)(iii) and Equity Transactions under Section 2.11(c)(iv) shall be applied as follows: first, ratably to the Term Loans, until paid in full, and then to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments (including the principal installment to be paid on the applicable Maturity Date) thereunder in inverse order of maturity.

Prepayments on the Obligations will be paid by the Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Loan Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Agent shall, and the Borrower hereby authorizes the Agent to, debit a Deposit Account of any Credit Party held with the Agent or any of its Affiliates and designated for such purpose by such

Credit Party in order to cause timely payment to be made to the Agent of all principal, interest and fees due hereunder or under any other Loan Document (subject to sufficient funds being available in its accounts for that purpose).

(b) In the event that the Agent is unable to debit a Deposit Account of a Credit Party held with the Agent or any of its Affiliates in order to cause timely payment to be made to the Agent of all principal, interest and fees due hereunder or any other Loan Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Loan Document shall be delivered to the Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Agent or via wire transfer of immediately available funds to an account designated by the Agent (or at such other location as may be designated in writing by the Agent from time to time); for purposes of computing interest and fees, funds received by the Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Agent.

(e) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Term SOFR Rate Loans, the Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non- conforming payment. Any such payment shall not be deemed to have been received by the Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 10.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14  Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or the Issuing Bank (with a copy to the Agent) or Swingline Lender (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Bank’s and Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for the benefit of the Issuing Bank and Swingline Lender, and agree to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person (other than the Agent, the Issuing Bank and Swingline Lender as herein provided), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans, as applicable (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s or Swingline Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the Issuing Bank and Swingline Lender that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 10.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 12.3), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s and Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing Deposit Account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Revolving Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non- Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund Term SOFR Rate Loans under Section 3.1(b)(i), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Loan Document that has been approved by the Required Lenders or implemented pursuant to Section 3.1(b)(ii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.5, all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 12.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Agent the assignment fee specified in Section 12.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section 2.17, it will cooperate with the Borrower and the Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section 2.17 shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3. YIELD PROTECTION

Section 3.1 Making or Maintaining Interest Rates.

(a) Inability to Determine Applicable Interest Rate. Notwithstanding anything to the contrary in this Agreement or any Loan Document, in the event that the Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Term SOFR Rate Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such Term SOFR Rate Loans on the basis provided for in the definition of SOFR or Term SOFR, the Agent shall give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Term

SOFR Rate Loans until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and (iii) all such Loans described in clause (ii) hereof shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans on the last day of the then current Interest Period applicable thereto without reference to the Adjusted Term SOFR Rate component of the Base Rate, unless the Borrower prepays such Loans in accordance with this Agreement. If the circumstances described in this Section 3.1(a) occur but only with respect to limited, but not all, tenors of the then applicable term rate Benchmark (including Term SOFR), then (x) the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor and (y) if a tenor that was removed pursuant to clause (x) of this sentence is subsequently displayed on a screen or information service for a Benchmark, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(b)  Illegality or Impracticability of Benchmark.

(i) Subject to Section 3.1(b)(ii), in the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after notice to and consultation with the Borrower and the Agent) that a Benchmark Illegality/Impracticability Event has occurred with respect to such Lender, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Agent of such determination (which notice the Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Term SOFR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Term SOFR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the Adjusted Term SOFR Rate (or other then-current Benchmark) component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding Term SOFR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the Adjusted Term SOFR Rate (or other then-current Benchmark) component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Term SOFR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b)(i) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Term SOFR Rate Loans in accordance with the terms hereof. If a Benchmark Illegality/Impracticability Event occurs but only with respect to limited, but not all, tenors of the then applicable term rate Benchmark (including Term SOFR), then (x) the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor and (y) if a tenor that was removed pursuant to clause (x) of this sentence is not, or is no longer, subject to a Benchmark Illegality/Impracticability Event, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(ii) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Required Lenders (as applicable) have determined, that a Benchmark Illegality/Impracticability Event has occurred, then, on a date and time determined by the Agent (any such date, the “Benchmark Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated, the then current Benchmark will be replaced hereunder and under any other Loan Document with the Benchmark Replacement.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) if the Agent determines that the alternative set forth in the definition of Benchmark Replacement is not available on or prior to the Benchmark Replacement Date or (y) a Benchmark Illegality/Impracticability Event has occurred with respect to the non-Term SOFR Benchmark Replacement then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Benchmark Replacement in accordance with this Section 3.1 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Benchmark Replacement. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date the Agent shall have posted such proposed amendment to all Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

The Agent will notify (in one or more notices) the Borrower and each Lender of the implementation of any Benchmark Replacement.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent. It is understood and agreed that interest shall be payable with respect to each Loan bearing interest at the Adjusted Daily Simple SOFR Rate on the last Business Day of each calendar quarter, the Revolving Commitment Termination Date, the Maturity Date and the final maturity date of any additional Term Loan established under Section 2.1(d)(iii).

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if at any time any Benchmark Replacement as so determined would otherwise be less than zero percent (0%), the Benchmark Replacement will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Benchmark Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.1(b)(ii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.1(b)(ii).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Term SOFR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Term SOFR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.17; or (iii) if any prepayment of any of its Term SOFR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Term SOFR Rate Loans. Any Lender may make, carry or transfer Term SOFR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in

Section 3.1(c) and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(f) Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(e).

Section 3.2 Increased Costs.

(a)  Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iv) and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount)

then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 3.2 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)  Tax Indemnification.

(i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Agent within ten (10) Business Days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5(d) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.3, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)  Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(iii) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iv)  executed originals of IRS Form W-8ECI;

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN as applicable); or

(vi) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN- E (or W-8BEN as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(A) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(B) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.4  Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4. GUARANTY

Section 4.1  The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Agent, the Lenders, the Qualifying Swap Banks, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2  Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Agreement between any Credit Party or any Subsidiary of a Credit Party and any Swap Provider, or any Treasury Management Agreement between any Credit Party or any Subsidiary of a Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Agreements or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Agreement between any Credit Party or any Subsidiary of a Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party or any Subsidiary of a Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Agreement between any Credit Party or any Subsidiary of a Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party or any Subsidiary of a Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations. Without limiting the generality of any waivers in this Section 4, each Guarantor hereby waives all rights under Section 10-724 of the Official Code of Georgia Annotated, as amended, including any right to require the Agent or any Lender to proceed against the Borrower.

Section 4.3  Reinstatement. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Section 4.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty, the Collateral Documents and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 11.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 5. SECURITY AGREEMENT

Section 5.1 Security Interest.

(a) As security for the full and final payment and performance of the Obligations, each Credit Party hereby grants to the Agent (for itself, the Lenders, the Issuing Bank and the other holders of the Obligations) a continuing security interest in and to all right, title, and interest of such Credit Party in and to the Collateral, whether now owned or hereafter acquired by such Credit Party.

(b) Except as expressly required by this Section 5, the other Collateral Documents or applicable law, the Agent shall have no obligation to (i) exercise any degree of care in connection with any Collateral in its possession or (ii) take any steps necessary to preserve any rights in the Collateral or to preserve any rights in the Collateral against senior or prior parties (which steps Credit Parties agree to take). In any case, the Agent shall be deemed to have exercised reasonable care of the Collateral if the Agent takes such steps for the care and preservation of the Collateral or rights therein as the Credit Parties reasonably request the Agent to take; provided that the Agent’s omission to take any action not requested by Credit Parties shall not be deemed a failure to exercise reasonable care. The Agent’s segregation or specific allocation of specified items of Collateral against any of the Credit Parties’ liabilities shall not waive or affect any Lien against other items of Collateral or any of the Agent’s options, powers, or rights under this Agreement or otherwise arising.

(c) During the existence of an Event of Default, the Agent may at any time and from time to time, with or without notice to any Credit Party, (i) transfer any of the Collateral into the name of the Agent or the name of the Agent’s nominee, (ii) notify any Account Debtor or other obligor with respect to any of the Collateral to make payment of any amounts due or to become due thereon directly to the Agent, and (iii) receive and direct the disposition of any proceeds of any Collateral. All proceeds of Collateral received by the Agent during the existence of an Event of Default shall be applied in whatever order the Agent shall determine.

(d) Any term or provision of this Agreement or the other Loan Documents to the contrary notwithstanding, (i) no Account, Instrument, Chattel Paper, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or (ii) any lease under which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

(e) The Collateral shall not include any Excluded Property.

Section 5.2 Financing Statements; Power of Attorney. Each Credit Party authorizes the Agent to file any financing statements (and other similar filings or public records or notices relating to the perfection of Liens), fixture filings, and amendments thereto relating to the Collateral which the Agent deems appropriate, in form and substance required by the Agent, and to (a) describe the Collateral thereon (i) as “all personal property of the debtor,” “all assets,” or words of similar effect, if appropriate and permitted by applicable law, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or any other applicable law, or (ii) by specific collateral category and (b) include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement (or other similar filings or public records or notices relating to the perfection of Liens), fixture filing, or amendment. Each Credit Party appoints the Agent as its attorney-in-fact to perform all acts which the Agent deems appropriate to perfect and to continue perfection of the Lien granted to the Agent under any Collateral Document, including, without limitation, (x) the filing of financing statements (and other similar filings or public records or notices relating to the perfection of Liens), fixture filings, and amendments, and (y) the indorsement, presentation, and collection on behalf of such Credit Party and in such Credit Party’s name of any Items or other documents necessary or desirable to collect any amounts which such Credit Party may be owed, such power of attorney being coupled with an interest and is therefore irrevocable. Each Credit Party grants the Agent a non-exclusive license and, during the existence of an Event of Default, a right to use, without royalty or other charge, such Credit Party’s intellectual and other property (including, without limitation, any licensed intellectual property, unless prohibited by the enforceable terms of such license) for purposes of advertising any Collateral for sale, collecting any Accounts, disposing of or liquidating any Collateral, settling claims, or otherwise exercising any of its rights and remedies under the Loan Documents (including, without limitation, labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, product line names, advertising materials, and any other property of a similar nature). Each Credit Party’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit. The Borrower shall be liable for any and all expense incurred in connection with the Agent’s exercising its rights under this Section 5.2.

Section 5.3 Other Rights. Without limiting any Credit Party’s obligations under the Loan Documents, each Credit Party authorizes the Agent from time to time (a) to (i) take from any party and hold additional Collateral or Guaranty for the payment of the Obligations or any part thereof, (ii) exchange, enforce, or release such Collateral or Guaranty or any part thereof, and (iii) release or substitute any indorser or Guarantor or any party who has granted the Agent any security interest in any property as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof, and (b) during the existence of any Event of Default, to direct the manner of the disposition of the Collateral and the enforcement of any indorsements, guaranties, letters of credit, or other security or Supporting Obligations relating to the Obligations or any part thereof as the Agent in its sole discretion may determine.

Section 5.4 Waiver of Marshaling. Each Credit Party hereby waives any right it may have to require marshaling of its assets.

Section 5.5 Control; Further Assurances. Each Credit Party will, at its expense, cooperate with the Agent in (a) obtaining Control of, or Control agreements with respect to, Collateral for which Control or a Control agreement is required for perfection or priority of the Agent’s security interest under the UCC (other than with respect to Deposit Accounts for which Control in favor of Agent is not required pursuant to Section 8.16) and (b) perfecting the Agent’s Lien in the Collateral.

Section 5.6 Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during continuation thereof, the Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Obligations, or by Applicable Laws (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Credit Parties, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Credit Parties to assemble and make available to the Agent at the expense of the Credit Parties any Collateral at any place and time designated by the Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Credit Parties hereby waives to the fullest extent permitted by Applicable Laws, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which in the case of a private sale of Equity Interests constituting Collateral (the “Pledged Equity”), shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Credit Party acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Neither the Agent’s compliance with Applicable Laws nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale. To the extent the rights of notice cannot be legally waived hereunder, each Credit Party agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Credit Parties in accordance with the notice provisions of Section 12.1 at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Credit Party further acknowledges and agrees that any offer to sell any Pledged Equity which has been (A) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (B) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such securities. The Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by Applicable Laws any holder of Obligations may be a purchaser at any such sale. To the extent permitted by Applicable Laws, each of the Credit Parties hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of Applicable Laws, the Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Applicable Laws, be made at the time and place to which the sale was postponed, or the Agent may further postpone such sale by announcement made at such time and place.

(b) Remedies relating to Accounts. During the continuation of an Event of Default, whether or not the Agent has exercised any or all of its rights and remedies hereunder, (i) each Credit Party will promptly upon request of the Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Agent and (ii) the Agent shall have the right to enforce any Credit Party’s rights against its customers and account debtors, and the Agent or its designee may notify any Credit Party’s customers and account debtors that the Accounts of such Credit Party have been assigned to the Agent or of the Agent’s security interest therein, and may (either in its own name or in the name of a Credit Party or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the holders of the Obligations in the Accounts. Each Credit Party acknowledges and agrees that the cash Proceeds of its Accounts remitted to or on behalf of the Agent in accordance with the provisions hereof shall be applied to the Obligations pursuant to Section 10.3 after the occurrence and during the continuation of an Event of Default, and that such Credit Party shall not have any right, title or interest in such

Accounts or in any such other amounts except as expressly provided herein. Neither the Agent nor the holders of the Obligations shall have any liability or responsibility to any Credit Party for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Furthermore, during the continuation of an Event of Default, (i) the Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Credit Parties shall furnish all such assistance and information as the Agent may require in connection with such test verifications, (ii) upon the Agent’s request and at the expense of the Credit Parties, the Credit Parties shall cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts and (iii) the Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Agent’s satisfaction the existence, amount and terms of any Accounts.

(c) Deposit Accounts. Upon the occurrence of an Event of Default and during continuation thereof, the Agent may (i) prevent withdrawals or other dispositions of funds in Deposit Accounts maintained with the Agent and (ii) exercise control pursuant to any control agreement governing a Deposit Account not held with the Agent.

(d) Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall have the right to enter and remain upon the various premises of the Credit Parties, consistent with commercial reasonableness, without cost or charge to the Agent, and use the same, together with materials, supplies, books and records of the Credit Parties for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, upon the occurrence of an Event of Default and during the continuance thereof, the Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(e) Nonexclusive Nature of Remedies. Failure by the Agent or the holders of the Obligations to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Obligations, or as provided by Applicable Laws, or any delay by the Agent or the holders of the Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Agent or the holders of the Obligations shall only be granted as provided herein. To the extent permitted by Applicable Laws, neither the Agent, the holders of the Obligations, nor any party acting as attorney for the Agent or the holders of the Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Agent and the holders of the Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the holders of the Obligations may have.

(f) Retention of Collateral. With respect to retention of collateral by the Agent, Sections 9-620 and 9-621 of the UCC shall apply. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Collateral in satisfaction of any Obligations for any reason.

(g) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the holders of the Obligations are legally entitled, the Credit Parties shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection, including the fees, charges and disbursements of counsel, to the extent required by this Agreement. Any surplus remaining after the full payment and satisfaction of the Obligations shall be returned to the Credit Parties or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto. Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Obligations, the obligations of each Credit Party under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any other applicable Debtor Relief Law (including any comparable provisions of any applicable state Applicable Laws).

SECTION 6. CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Initial Credit Extensions. The amendment and restatement of the Existing Loan Agreement and the obligation of each Lender to make a Credit Extension on the Effective Date is subject to the satisfaction of the following conditions on or before the Effective Date:

(a) Executed Loan Documents. Receipt by the Agent of executed counterparts of this Agreement and the other Loan Documents (other than any Loan Documents required to be delivered under Section 8.18), in each case, in form and substance reasonably satisfactory to the Agent and the Lenders and duly executed by the appropriate parties thereto.

(b) Organizational Documents. Receipt by the Agent of the following:

(i) Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority.

(ii) Organizational Documents Certificate. (A) Copies of bylaws, operating agreement, partnership agreement or like document, (B) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Loan Documents, and (C) incumbency certificates, for each of the Credit Parties, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Agent.

(iii) Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(iv) Closing Certificate. A certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Loan Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Loan Documents and the transactions contemplated herein and therein is ongoing and all applicable waiting periods have expired, (C) since the date of the most-recent annual audited financial statements for the Borrower, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Debt and other liabilities related thereto, (E) that the Consolidated Leverage Ratio does not exceed 2.00 to 1.00 after giving effect to all Borrowings to be made on the Effective Date on a pro forma basis (as supported by reasonably detailed calculations) and (F) the conditions in Sections 6.2(c) and 6.2(d) have been satisfied as of the Effective Date.

(c) Opinions of Counsel. Receipt by the Agent of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Loan Documents and the enforceability thereof.

(d) Personal Property Collateral. Receipt by the Agent of the following:

(i) UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Agent.

(ii) Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations in the United States Patent and Trademark Office or United States Copyright Office, as applicable, necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Agent.

(iii) Pledged Equity Interests. The Pledge Agreement, in form and substance reasonably satisfactory to Agent, setting forth the pledge of all Equity Interests owned by the Credit Parties, together with original certificates evidencing any certificated Equity Interests pledged as collateral, undated stock transfer powers executed in blank and certified resolutions of each issuer of Equity Interests that is not a Credit Party authorizing such pledge.

(iv) Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Loan Documents, identifying the Agent as lender loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate, together with such other insurance documents and endorsements as Agent may request (other than the endorsements required to be delivered under Section 8.18).

(v) Third Party Agreements. Commercially reasonable efforts to obtain amendments to or amendments and restatements of the Third Party Agreements, as applicable, in each case, in form and substance reasonably satisfactory to the Agent.

(e) Funding Notice; Funds Disbursement Instructions. The Agent shall have received a duly executed Funding Notice with respect to the Credit Extension to occur on the Effective Date including disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Effective Date.

(f) Financial Statements. The Agent shall have received copies of (i) the internally- prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended December 31, 2017 and (ii) the audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2016 (and if available prior to the Effective Date for the Fiscal Year ended December 31, 2017).

(g) Fees and Expenses. The Agent shall have confirmation that all reasonable out-of- pocket fees and expenses (including all filing and recording fees and expenses) actually incurred and required to be paid on or before the Effective Date have been paid to the extent invoiced prior to the Effective Date, including the reasonable out-of-pocket fees and expenses of counsel for the Agent to the extent actually incurred by the Agent and invoiced on or prior to the Effective Date (with any amounts subsequently invoiced or incurred to be paid by Borrower in accordance with the other terms of this Agreement).

(h) Patriot Act; Anti-Money Laundering Laws. The provision by the Credit Parties of all documentation and other information that the Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions.

Section 6.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Term Loan Commitment Percentage or Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Effective Date, are subject to the satisfaction, or waiver in accordance with Section 12.4, of the following conditions precedent:

(a) the Agent shall have received a fully executed and delivered Funding Notice, together with any documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the respective Term Loan Commitments then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Agent or Required Lenders, such request is warranted under the circumstances.

SECTION 7. REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Credit Party represents and warrants to each Agent and Lender, on the Effective Date and on each Credit Date that the following statements are true and correct:

Section 7.1 Valid Existence and Power. Such Credit Party and each Subsidiary of such Credit Party is a corporation, limited liability company, or limited partnership, as applicable, duly incorporated, organized, or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be likely to have a Material Adverse Effect. Each Credit Party and each other Person which is a party to any Loan Document (other than the Agent and the Lenders) has the power to make and perform the Loan Documents executed by it and all Loan Documents will constitute the legal, valid, and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Such Credit Party is organized under the laws of the jurisdiction set forth in the Collateral Disclosure Certificate and has not changed the jurisdiction of its organization within the five (5) years preceding the date hereof except as disclosed in the Collateral Disclosure Certificate.

Section 7.2 Authority. The execution, delivery, and performance thereof by such Credit Party and each other Person (other than the Agent and the Lenders) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order, or decree of any Governmental Authority or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument, or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound, or affected.

Section 7.3 Financial Condition. As of the Effective Date, other than as disclosed in such financial statements or set forth on Schedule 7.3 attached hereto and made a part hereof, none of such Credit Party or any Subsidiary of such Credit Party has any material direct or contingent obligations or liabilities or any material unrealized or anticipated losses from any commitments of such Person. As of the Effective Date, all material operating leases and material Capital Leases under which such Credit Party or any Subsidiary of such Credit Party is lessee are disclosed in the financial statements delivered to the Agent on or before the Effective Date or on Schedule 7.3. All financial statements from time to time delivered to the Agent by the Credit Parties shall have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of such Person as of the date thereof. Such Credit Party is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to such Credit Party, such as general economic trends) concerning the condition (financial or otherwise) or future prospects of such Credit Party or any Subsidiary of such Credit Party which has not been fully disclosed to the Agent, including any material adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to the Agent. The Credit Parties viewed as a whole are Solvent and, after consummation of the transactions set forth in this Agreement and the other Loan Documents, will be Solvent.

Section 7.4 Litigation. Except as disclosed on Schedule 7.4, attached hereto and made a part hereof, there are no suits or proceedings pending or, to such Credit Party’s knowledge, threatened by or before any Governmental Authority against or affecting such Credit Party, any Subsidiary of a Credit Party, or their respective assets, which could reasonably be expected to have a Material Adverse Effect.

Section 7.5 Agreements, Etc. Neither such Credit Party nor any Subsidiary of such Credit Party is a party to any material agreement or instrument or subject to any material order or decree of any Governmental Authority or any charter or other corporate restriction, materially and adversely affecting its business, assets, operations, or condition (financial or otherwise), nor is any such Person in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any material agreement or instrument to which it is a party, or any law, regulation, decree, order, or the like to which it is subject, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect. There is no basis upon which any party (other than a Credit Party) could terminate a Material Agreement prior to its scheduled termination date, except for any Material Agreement with a supplier or distributer to the extent such agreement could reasonably be replaced substantially concurrently with the termination thereof or is not reasonably necessary to the applicable Credit Party’s ordinary course of business.

Section 7.6 Authorizations. All material authorizations, consents, approvals, and licenses required under applicable law for the ownership or operation of the property owned or operated by such Credit Party or any Subsidiary of such Credit Party or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any Governmental Authority having jurisdiction over such Person, which default could reasonably be expected to have a Material Adverse Effect on such Person. Except as noted herein or otherwise obtained prior to the date hereof, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

Section 7.7 Title. Each of such Credit Party and each Subsidiary of a Credit Party has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

Section 7.8 Collateral.

(a) The security interests granted to the Agent pursuant to the Collateral Documents (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Collateral Documents, will constitute, security interests under the UCC entitled to all of the rights, benefits, and, if perfected, priorities provided by the UCC and (b) are and, as to such subsequently acquired Collateral, will be, fully perfected, superior, and prior to the rights of all third persons, now existing or hereafter arising, upon the filing of a UCC-1 financing statement (with respect to all Collateral which may be perfected by the filing of a UCC-1 financing statement, subject only to Permitted Liens that are expressly permitted by the terms of this Agreement to have priority over the Liens granted to the Agent hereunder).

(b) All of the Marks (as defined in the Collateral Disclosure Certificate) which are material to the operation of the Credit Parties’ business as currently conducted are shown in Schedule 3 of the Collateral Disclosure Certificate. All of the copyrights which are material to the operation of the Credit Parties’ business as currently conducted are shown in Schedule 4 of the Collateral Disclosure Certificate. All of the Patents (as defined in the Collateral Disclosure Certificate) which are material to the operation of the Credit Parties’ business as currently conducted are shown in Schedule 5 of the Collateral Disclosure Certificate.

Section 7.9  Jurisdiction of Organization; Location. The jurisdiction in which each of such Credit Party and each Subsidiary of a Credit Party is organized, the chief executive office of such Credit Party and each Subsidiary of a Credit Party, the office where such Credit Party’s and each Subsidiary of a Credit Party’s books and records are located, all of such Credit Party’s other places of business, and any other places where any Collateral is kept, are all correctly and completely indicated in the Collateral Disclosure Certificate as in existence as of the Effective Date (or, after the Effective Date, as may be reflected in a prior written notice delivered by the Credit Parties to the Agent, which notice, as applicable, shall be provided in compliance with Section 9.8). The Collateral is located and shall at all times be kept and maintained only at a Permitted Location. No material Collateral is attached or affixed to any real property so as to be classified as a Fixture unless the Agent has otherwise agreed in writing. Such Credit Party has not changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the 5 years preceding the Effective Date, other than as set forth in the applicable Collateral Disclosure Certificate.

Section 7.10  Taxes. Such Credit Party and the Subsidiaries of a Credit Party have filed all federal and state income and other material tax returns which are required to be filed, and have paid all taxes as shown on said returns, all withholding and FICA taxes, and all taxes, including ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due except for any payment of the foregoing which is Properly Contested. Neither any Credit Party nor any Subsidiary of a Credit Party has received any notice of deficiency or other official notice to pay any material taxes, except as promptly disclosed to Agent in writing. In any event, each Credit Party and the Subsidiaries of each Credit Party have paid all material sales and excise taxes payable by it.

Section 7.11  Labor Law Matters. No goods or services have been or will be produced by such Credit Party or any Subsidiary of a Credit Party in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage- and-hour or other similar laws or regulations. There are no material grievances, disputes or controversies with any union or other organization of such Credit Party’s or any Subsidiary of a Credit Party’s employees, or any asserted or threatened strikes, work stoppages or demands for collective bargaining.

Section 7.12  Accounts. Each Account, Instrument, Chattel Paper, and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount, defense, set-off, claim, or counterclaim against such Credit Party except for any deductions, discounts, defenses, set-offs, claims or counterclaims that exist in the ordinary course of business and that are not, in the aggregate, material to the value of the Accounts; (c) is not subject to any other circumstances that would impair in any material respect the validity, enforceability or amount of such Collateral except as to which such Credit Party promptly notified the Agent in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.

Section 7.13  Judgment Liens. Neither any Credit Party nor any Subsidiary of a Credit Party, nor any of their respective assets, is subject to any unpaid judgments (whether or not stayed) or any judgment Liens in any jurisdiction, in each case, (a) which were not disclosed to the Agent in writing on or before the Effective Date or (b) of which such Credit Party has not given notice to the Agent in accordance with Section 8.4.

Section 7.14 Company Structure.

(a) As of the date hereof, Schedule 7.14, attached hereto and made a part hereof, sets forth (i) the correct name of each Subsidiary of a Credit Party and its jurisdiction of organization; (ii) the number, type or class, and name of the holder of all issued and outstanding Equity Interests of such Credit Party and each of its Subsidiaries, together with the number and percentage of Equity Interests held by each such holder; and (iii) the number of authorized and issued Equity Interests (and treasury shares) of such Credit Party and each Subsidiary of a Credit Party, by type or class.

(b) Such Credit Party has good title to all of the Equity Interests it purports to own of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Except as set forth on Schedule 7.14, there are no outstanding options to purchase, or any rights or warrants to subscribe for or acquire, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests issued by any Credit Party or any of its Subsidiaries. Except as set forth on Schedule 7.14, there are no outstanding agreements or instruments binding upon the holders of any of the Equity Interests issued by such Credit Party or any Subsidiary relating to the ownership of such Equity Interests.

Section 7.15  Deposit Accounts. Such Credit Party and its Subsidiaries have no Deposit Accounts other than (a) on the Effective Date, those listed in the Collateral Disclosure Certificate and (b) after the Effective Date, those permitted by Section 8.16.

Section 7.16  Environmental. Except as disclosed on Schedule 7.16, attached hereto and made a part hereof, and except for Regulated Materials used in compliance in all material respects with Environmental Laws, none of such Credit Party, any Subsidiary of a Credit Party, or, to such Credit Party’s knowledge, any current or previous owner or operator of any real property currently owned or operated by such Credit Party or a Subsidiary of a Credit Party, has generated, stored, or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Schedule 7.16, to such Credit Party’s knowledge, no Person (other than a Credit Party or a Subsidiary of a Credit Party) has generated, stored or disposed of any Regulated Material on any portion of the real property currently owned or operated by such Credit Party or any Subsidiary of a Credit Party, and, except for Regulated Materials used in compliance in all material respects with Environmental Laws, no Regulated Material is now located on such property. Except as disclosed on Schedule 7.16, each of such Credit Party and its Subsidiaries is in material compliance with all applicable Environmental Laws and neither such Credit Party nor any Subsidiary has been notified of any material action, suit, proceeding, or investigation which calls into question compliance by such Credit Party or any Subsidiary of a Credit Party with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit, or approval necessary for the generation, handling, storage, treatment, or disposal of any Regulated Material.

Section 7.17  ERISA. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties and their Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the best knowledge of the Credit Parties, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates, (d) except as would not reasonably be expected to result in liability to any Credit Party or any of its Subsidiaries in excess of $1,000,000, no ERISA Event has occurred, and (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its Subsidiaries. As of the Effective Date, no Credit Party nor any of its Subsidiaries are, and will not be, a Benefit Plan. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 7.18  Mortgages. Each of the Mortgages, if any, is effective to create in favor of the Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when such Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in such Mortgages, and recording or similar taxes, if any, are paid, such Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens). As of the Effective Date, there are no Mortgages.

Section 7.19  Insider. Such Credit Party is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of such Credit Party is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of the Agent or any Lender, of a bank holding company of which the Agent or any Lender is a subsidiary, or of any subsidiary of a bank holding company of which the Agent or any Lender is a subsidiary.

Section 7.20 Government Regulations.

(a) No Credit Party or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940. No Credit Party or any of its Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b) No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Credit Party or any of its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act. No Credit Party or any of its Subsidiaries (A) is a blocked person described in Section 1 of the Anti-Terrorism Order or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) None of the Credit Parties and their Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country (unless approved by the Lenders), or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons (unless approved by the Lenders). The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Loan Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including the Agent, the Lenders or any other Person participating in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).

(e) Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws.

(f) To the extent applicable, each Credit Party and its Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g) No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to such Credit Party will be used (i) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Debt, except for Debt that such Credit Party incurred for general corporate or working capital purposes. Following the application of the proceeds of each borrowing hereunder or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

(h) No Credit Party is an Affected Financial Institution

Section 7.21 Compliance with Covenants; No Default. Such Credit Party is, and upon the making of the initial extensions of credit on the Effective Date will be, in compliance with all of the covenants hereof. No Default or Event of Default is in existence, and the execution, delivery, and performance of the Loan Documents and the making of the initial extensions of credit on the Effective Date will not cause a Default or Event of Default.

Section 7.22 Full Disclosure.

(a) Each Credit Party has disclosed to the Agent each fact and circumstance which such Credit Party knows or should know and which, by itself or together with any other fact disclosed or undisclosed, could reasonably be expected to have Material Adverse Effect. No Loan Document or any other agreement, document, certificate, or statement delivered by a Credit Party or a Subsidiary of a Credit Party to the Agent or any Lender contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by such Person necessary to keep the other statements from being materially misleading.

(b) As of the Second Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 7.23  Collateral Disclosure Certificates. All information set forth in the Collateral Disclosure Certificates is true and correct as of the date thereof.

Section 7.24  Operating and Capital Leases. Schedule 7.24, attached hereto and made a part hereof, sets forth (a) each operating lease and Capital Lease to which such Credit Party or any Subsidiary of a Credit Party is a party as a lessee and which requires aggregate rentals of greater than $250,000 per year, (b) the name of the lessor, and (c) a brief description of the property leased thereunder.

Section 7.25  Compliance with Laws. Each Credit Party and its Subsidiaries is in compliance with (a) the Patriot Act and OFAC rules and regulations as provided in Section 7.20 and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 7.26  Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and licensed insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Credit Parties and their Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 7.26.

Section 7.27 No Material Adverse Effect; No Default.

(a) No Material Adverse Effect. Since December 31, 2021, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

SECTION 8. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied (other than contingent indemnification Obligations that have not been asserted and are not liquidated in amount), and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

Section 8.1  Use of Loan Proceeds. The Borrower shall use the proceeds of the Loans and any Letters of Credit only (i) to pay fees, costs and expenses arising under or in connection with this Agreement, the Fourth Amendment, and the transactions contemplated hereby and thereby, (ii) for the Borrower’s and, to the extent otherwise permitted hereunder, its Subsidiaries’ working capital and other lawful corporate purposes, (iii) to make the Effective Date Distribution, the Post-Effective Date Distribution and the First Amendment Distribution and (iv) to refinance certain existing Debt and to finance Capital Expenditures, Permitted Acquisitions and investments in joint ventures, in each case to the extent permitted by the terms of this Agreement, and the Borrower shall furnish the Agent all evidence it may reasonably request with respect to such uses.

Section 8.2 Maintenance of Business and Properties. The Credit Parties shall at all times (a) (i) keep all Collateral and the remainder of their property used or useful in the conduct of their business in good repair, working order, and condition (ordinary wear and tear excepted), and (ii) make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size and (b) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of their business.

Section 8.3  Insurance. The Credit Parties will maintain or cause to be maintained, with financially sound and licensed insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that the Borrower and each of its Subsidiaries shall maintain at all times pollution legal liability insurance with coverage amounts equal to or greater than, deductibles no greater than, and otherwise with terms and conditions no less favorable to the Lenders than, the pollution legal liability insurance in effect as of the Effective Date. Without limiting the generality of the foregoing, each of the Borrower and its Subsidiaries will maintain or cause to be maintained (a) if available, fully paid flood hazard insurance on each Flood Hazard Property and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Agent or any Lender, (b) furnish to the Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, (c) furnish to the Agent prompt written notice of any re-designation of any such improved real property into or out of a special flood hazard area and (d) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Agent, on behalf of the holders of the Obligations, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Agent, that names the Agent, on behalf of the holders of the Obligations, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Agent in its reasonable discretion) to the Agent of any modification or cancellation of such policy.

Section 8.4  Certain Notices. The Credit Parties shall provide the Agent with prompt (but in any event within 1 Business Day of the occurrence or commencement thereof) notice of (a) the occurrence of a Default or Event of Default and what action (if any) the Credit Parties are taking to correct the same; (b) any litigation with respect to a Credit Party or Subsidiary thereof involving an amount at issue in excess of $2,000,000 or changes in existing litigation or any judgment against it or its assets in excess of $2,000,000; (c) any damage or loss to property owned by a Credit Party or Subsidiary thereof in excess of $2,000,000; (d) any notice received by a Credit Party or Subsidiary thereof from taxing authorities as to claimed deficiencies or any tax lien or any notice received by a Credit Party or Subsidiary thereof relating to alleged ERISA violations; (e) any Reportable Event, as defined in ERISA with respect to a Credit Party or Subsidiary thereof; (f) any pending or threatened labor dispute, strike or walkout, or expiration of any material labor contract with respect to a Credit Party or Subsidiary thereof; (g) any rejection, return, offset, dispute, loss, or other circumstance having a Material Adverse Effect on any material Collateral; (h) the cancellation or termination of, or any material default under, any Material Agreement, except for any Material Agreement with a supplier or distributer to the extent such agreement is replaced substantially concurrently with such cancellation or termination thereof, or such material default thereunder, or is not reasonably necessary to the applicable Credit Party’s ordinary course of business; (i) any acceleration of the maturity of any Debt or other liability of any Credit Party or Subsidiary thereof or the occurrence or existence of any event or circumstances which gives the holder of such Debt or liability the right to accelerate; (j) any loss or threatened loss of material licenses or permits of a Credit Party or Subsidiary thereof; or (k) any litigation with respect to a Credit Party or Subsidiary thereof alleging any potential or actual violation of health care laws, including Medicare or Medicaid.

Section 8.5  Inspections of Books and Records and Field Examinations; Appraisals; Physical Inventories.

(a) The Credit Parties shall permit the Agent and its agents to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and such Person’s other property and books and records at such times as the Agent may reasonably request (limited to, unless a Default or Event of Default exists, normal business hours), with (i) when no Default or Event of Default is in existence, no more than two (2) times per calendar year and with reasonable notice thereof and (ii) when any Default or Event of Default is in existence, no notice thereof. The Borrower shall pay the cost of such inspections, verifications, appraisals, and field examinations; provided, the cost of field examinations shall not exceed $950 per examiner per day, plus the Agent’s and its agents’ actual out-of-pocket expenses.

(b) Books and Records. Each Credit Party will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 8.6  Financial Information. The Credit Parties shall, and shall cause their Subsidiaries to, maintain books and records in accordance with GAAP and shall furnish to the Agent for distribution to the Lenders the following periodic financial information:

(a) Interim Statements. On or before the date that is 45 days after the last day of each Fiscal Quarter, a consolidated balance sheet of the Borrower and its Subsidiaries at the end of such Fiscal Quarter and a consolidated income statement and statement of cash flows for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding Fiscal Year and together with a corresponding discussion and analysis of results from management. The foregoing statements and reports shall be certified by the Borrower’s chief financial officer as true and correct in all material respects and fairly representing the financial condition of the Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

(b) Annual Statements. Within 120 days after the end of each Fiscal Year, a detailed audited financial report of the Borrower and its Subsidiaries containing a consolidated balance sheet at the end of such period and a consolidated income statement and statement of cash flows for such period, setting forth in comparative form the figures for the preceding Fiscal Year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion (which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a going-concern exception or explanatory note resulting solely from an upcoming maturity date hereunder occurring within one year from the time such opinion is delivered)) of independent certified public accountants acceptable to the Agent that the financial statements were prepared in accordance with GAAP.

(c) Compliance and No Default Certificate. Together with each report required by Sections 8.6(a) and 8.6(b), a Compliance Certificate in the form of Exhibit 8.6(c), attached hereto and made a part hereof. Each such Compliance Certificate will be accompanied by a spreadsheet showing the Borrower’s calculations of all financial covenants, which must be of such detail as reasonably requested by the Agent from time to time.

(d) Auditor’s Management Letters. Promptly upon receipt thereof, copies of any management letters submitted to the Borrower by independent public accountants.

(e) Other Information. (i) Such other information reasonably requested by the Agent from time to time concerning the business, properties, or financial condition of the Credit Parties and their respective Subsidiaries and (ii) without limiting the generality of the foregoing, such information as the Agent may request from time to time with respect to the Credit Parties’ Affiliates (including, without limitation, the identity thereof and nature of affiliation).

(f) Projections. Within thirty (30) days following the beginning of each Fiscal Year, Projections for such Fiscal Year, prepared on a quarter-to-quarter basis.

(g) Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money- laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 8.7  Maintenance of Existence and Rights. Except pursuant to an Asset Sale, liquidation or merger permitted by Section 9.13, the Credit Parties shall preserve and maintain their legal existence, authorities to transact business, rights and franchises, trade names, patents, trademarks, and permits necessary to the conduct of its business.

Section 8.8  Payment of Taxes, Etc. The Credit Parties shall, and shall cause their Subsidiaries to, file all federal and state income and other material tax returns which are required to be filed, and pay all taxes as shown on said returns, all withholding and FICA, and all taxes, including ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due except for any payment of the foregoing which is being Properly Contested.

Section 8.9  Subordination. The Borrower shall cause all (a) Debts, liabilities and other obligations now or hereafter owed to any Guarantor or Affiliate (other than trade debt incurred in the ordinary course of business in compliance with Section 9.7) and (b) all trade debt payable to any Guarantor or Affiliate, in each case, to be subordinated to the Obligations on terms satisfactory to the Agent.

Section 8.10  Compliance; Hazardous Materials. The Credit Parties shall, and shall cause their Subsidiaries to, comply in all material respects with all laws, regulations, ordinances, and other legal requirements, including, without limitation, ERISA, all securities laws, and all laws relating to hazardous materials and the environment. Unless approved in writing by the Agent, no Credit Party nor any Subsidiary of a Credit Party shall engage in the storage, manufacture, disposition, processing, handling, use, or transportation of Regulated Materials, whether or not in compliance with Environmental Laws, except in compliance in all material respects with all Environmental Laws (and the Credit Parties shall cause their respective Subsidiaries to comply with the foregoing). Credit Parties shall promptly report to the Agent any notices of any violations of such laws or regulations received from any Governmental Authority, along with the Credit Parties’ proposed corrective action as to such violation.

Section 8.11  Further Assurances. The Credit Parties shall (a) promptly execute and deliver to the Agent, or cause to be executed and delivered to the Agent, all such further documents, agreements, and instruments and (b) take such further action, in each case in compliance with or for the accomplishment of the covenants and agreements of the Credit Parties’ in this Agreement and the other Loan Documents, all as may be necessary or appropriate in connection herewith or therewith and as may be reasonably requested by the Agent.

Section 8.12 Covenants Regarding Collateral.

(a) The Credit Parties shall defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(b) The Credit Parties shall exercise commercially reasonable efforts to obtain and deliver to the Agent such Third Party Agreements as the Agent may request from time to time;

(c) The Credit Parties shall promptly notify Agent of all Items, Instruments, Chattel Paper, and documents which constitute Collateral that evidence an amount payable in excess of $500,000, individually, or $2,000,000, in the aggregate, and, if requested by Agent, shall deliver to the Agent any such items, Instruments, Chattel Paper, and documents appropriately indorsed to the Agent’s order (or, in the case of Items, if requested by Agent, shall promptly deposit same into a Deposit Account subject to the Agent’s Control or otherwise in compliance with Section 2.11(c));

(d) The Credit Parties shall promptly deliver to the Agent all Investment Property in the form of certificated securities, together with appropriate stock transfer powers;

(e) The Credit Parties shall not create any electronic chattel paper evidencing an amount payable in excess (together with Items, Instruments, Chattel Paper, and documents that are or evidence Collateral and are not subject to the Agent’s possession) of $500,000, individually or in the aggregate, without first promptly notifying Agent thereof and, if requested by Agent, granting the Agent Control thereof pursuant to such measures as the Agent shall request;

(f) The Credit Parties shall promptly notify the Agent of any registered (including applications for) patents, trademarks, or copyrights to which a Credit Party or a Subsidiary of a Credit Party acquires title or rights after the Effective Date, whether registered with any domestic or foreign entity or registry (but excluding registrations made solely with a State of the United States or the District of Columbia, unless material) and any license agreements (other than shrink- wrap or off-the-shelf business software acquired in the ordinary course of business) entered into after the Effective Date by any Credit Party or any Subsidiary of a Credit Party authorizing such Credit Party or such Subsidiary to use any third party’s patents, trademarks, or copyrights;

(g) The Credit Parties shall give the Agent at least thirty (30) days written notice before using any trade, assumed, or fictitious name not already disclosed in the Collateral Disclosure Certificate and shall use all trade, assumed, or fictitious names in accordance with all applicable laws; and

(h) The Credit Parties shall promptly notify the Agent of the existence of any Commercial Tort Claims in an amount (individually or in the aggregate with other Commercial Tort Claims) in excess of $500,000 which arise after the Effective Date and shall provide the Agent with such information, and otherwise take such action with respect to such Commercial Tort Claims, as is requested by Agent and reasonably necessary for the Agent to perfect its security interest thereon.

Section 8.13  Lenders Meetings. The Borrower will, upon the request of the Agent or the Required Lenders, participate in a meeting of the Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed to by the Borrower and the Agent.

Section 8.14 [Reserved].

Section 8.15 Additional Real Estate Assets.

(a) In the event that any Credit Party owns or acquires a Material Owned Real Estate Asset, then such Credit Party, no later than forty-five (45) days (or such longer period as may be agreed in writing by the Agent in its sole discretion) after acquiring such Material Owned Real Estate Asset shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates similar to those described in clause (b) immediately below that the Agent shall reasonably request to create in favor of the Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in such Material Owned Real Estate Asset. The Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with respect to the provisions of this Section 8.15 by any Credit Party. In addition to the foregoing, the applicable Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Agent such appraisals as are required by law or regulation of Material Owned Real Estate Assets with respect to which the Agent has been granted a Lien. Notwithstanding the provisions of this Section 8.15(a), if at any time any real property is pledged as Collateral hereunder (A) the Borrower shall provide at least twenty (20) days’ prior written notice to the pledge of such real property as Collateral, (B) the Borrower shall provide (1) standard flood hazard determination forms and (2) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood

Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Agent or any Lender, and (C) the Agent shall not enter into, accept or record any mortgage in respect of such real property until the Agent shall have received written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed). Any increase, extension or renewal of any of the Commitments, Loans or this Agreement (including, without limitation, the provision of any incremental credit facilities hereunder, but excluding (i) any continuation of conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Agent and each Lender, including without limitation the prior delivery of all flood hazard determination certifications, acknowledgments and evidence of flood insurance and other flood-related documentation as required by Applicable Laws or as otherwise reasonably required by the Lenders; provided that the Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(b) In order to create in favor of the Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, any Material Owned Real Estate Asset that is prior and superior in right to any other Lien (other than Permitted Liens), the Agent and the Agent (with copies sufficient for each Lender) shall have received from the Borrower with respect to such Material Owned Real Estate Asset:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Material Owned Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Agent) in each state in which such Material Owned Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Agent (each, a “Title Policy”) with respect to such Material Owned Real Estate Asset, in amounts not less than the fair market value of such Material Owned Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Agent and (B) evidence reasonably satisfactory to the Agent that the Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Material Owned Real Estate Asset in the appropriate real estate records;

(iv) a recently issued flood zone determination certificate;

(iii) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Agent;

(iv) if an exception to the Title Policy with respect to any Material Owned Real Estate Asset subject to a Mortgage would arise without such ALTA surveys, ALTA surveys of such Material Owned Real Estate Asset; and

(v) other customary reports and other information reasonably requested by the Agent, in form, scope and substance reasonably satisfactory to the Agent, regarding environmental matters relating to such Material Owned Real Estate Asset.

Section 8.16 Pledge of Personal Property Assets.

(a) Equity Interests. Each Credit Party shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests in each Domestic Subsidiary owned by such Credit Party and (ii) sixty-six and two thirds percent (66 2/3%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in the case of each Foreign Subsidiary that is directly owned by any Credit Party or any Domestic Subsidiary to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries or other items reasonably requested by the Agent necessary in connection therewith (to the extent not delivered on the Effective Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Agent.

(b) Personal Property. Each Credit Party shall (i) cause all of its owned and leased personal property (other than Excluded Property) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Effective Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s Liens thereunder) and other items reasonably requested by the Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Agent.

(c) Deposit Accounts; Exclusive Control. No Credit Party shall, and shall not permit any Subsidiary of a Credit Party to, open or maintain any Deposit Accounts except for (a) Deposit Accounts with the Agent; (b) Deposit Accounts listed in the Collateral Disclosure Certificate; (c) Deposit Accounts which are not with the Agent but which are subject to the Agent’s Control on terms satisfactory to the Agent; and (d) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of such Credit Party or Subsidiary; provided that the aggregate balance of any Deposit Accounts of the Credit Parties which are not subject to the Agent’s Control on terms acceptable to the Agent may not at any time exceed $500,000.

(d) Third Party Agreements. Upon the reasonable request of the Agent, the Credit Parties shall use commercially reasonable efforts to obtain Third Party Agreements with respect to leased locations where corporate records or material amounts of personal property of any of the Credit Parties are maintained.

Section 8.17 Additional Subsidiaries. Within thirty (30) days after the acquisition or formation of any Subsidiary, the Credit Parties shall:

(a)  notify the Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;

(b) if such Subsidiary is a wholly-owned Domestic Subsidiary (other than a joint venture of a Credit Party that is not a wholly owned Subsidiary of a Credit Party), cause such Person to (i) become a Guarantor by executing and delivering to the Agent a Guarantor Joinder Agreement or such other documents as the Agent shall deem reasonably appropriate for such purpose, and (ii) deliver to the Agent documents of the types referred to in Sections 6.1(b) and (d) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately foregoing clause (i)), all in form, content and scope satisfactory to the Agent; and

(c) in the case of Subsidiaries that are joint ventures that are not wholly owned by the Credit Parties, provide one or more duly executed pledge agreement amendments and supplements reflecting the pledge of the Equity Interests of such Subsidiary owned by the applicable Credit Party in favor of the Agent, together with certified resolutions and such other agreements and documents as the Agent shall reasonably request in connection therewith, in each case in form and substance reasonably satisfactory to the Agent.

Section 8.18 Post-Closing Covenants.

(a) Insurance Endorsements. On or before the date that is thirty (30) days after the Effective Date (or such later date as agreed to by the Agent in its sole discretion), the Credit Parties shall provide to the Agent (i) additional insured endorsements for their general liability, excess and umbrella policies, in each case in favor of the Agent and in each case reflecting all Credit Parties as named insured on the face thereof and (ii) notice of cancellation endorsements in respect of the Credit Parties’ liability policies in favor of the Agent, in each case in form and substance required under Section 8.3 and otherwise in form and substance reasonably satisfactory to the Agent.

(b) Third Party Agreements. On or before the date that is thirty (30) days after the Effective Date (or such later date as agreed to by the Agent in writing), the Credit Parties shall have exercised commercially reasonable efforts to provide the Agent with a duly executed Third Party Agreement with the landlord for the Exel Warehouse located at 98 Excellence Way, Vonore, TN 37885.

SECTION 9. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied (other than contingent indemnification Obligations that have not been asserted and are not liquidated in amount), and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 9.

Section 9.1  Debt. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following:

(a) the Obligations;

(b) indorsement of Items for collection in the ordinary course of business;

(c) unsecured earnouts or similar payments and unsecured Debt constituting a deferred payment of the purchase price, in each case, with respect to any Permitted Acquisition and, in each case, only so long as such amounts do not exceed $6,000,000 in connection with any such Permitted Acquisition;

(d) purchase money Debt (including Debt of a Credit Party or any Subsidiary represented by obligations under a Capital Lease) incurred to purchase or acquire Equipment; provided that the amount of such Debt shall not at any time (i) exceed the price of the Equipment purchased or acquired or (ii) exceed, in aggregate principal amount at any time outstanding for Credit Parties and their Subsidiaries, $20,000,000;

(e) [reserved];

(f) Debt listed in Schedule 9.1, attached hereto and made a part hereof, to the extent such Debt exists as of the Effective Date, together with any Debt incurred in any refinancing or renewal thereof (each, a “Refinancing”), so long as the principal amount of such Refinancing is not greater than the existing principal amount of such Debt, the principal amount of such Refinancing does not mature earlier than, or have a weighted average life to maturity shorter than, such Debt, and the covenants, representations, warranties, and events of default related to such Refinancing, taken as a whole, are not materially more restrictive than those, taken as a whole, existing in connection with such Debt; provided, that, in connection with the incurrence of any such Refinancing, the Borrower shall have delivered to the Agent a certificate from an Authorized Officer of the Borrower certifying that such Refinancing complies with the requirements of this Section 9.1(f);

(g) (i) Debt of any Subsidiary (other than a Credit Party) owing to the Borrower or another Subsidiary and (ii) Debt of any Credit Party owing to another Credit Party;

(h) (i) purchase money Debt incurred solely to purchase Inventory from pharmaceutical wholesalers so long as the amount of such Debt shall not at any time exceed the purchase price of the Inventory purchased, and (ii) Debt provided by pharmaceutical wholesalers to Subsidiaries of the Borrower for purposes of financing the start-up of new pharmacy businesses so long as such Debt is incurred within twelve (12) months of such new business commencing operations; provided that, with respect to the Debt described in the foregoing clause (ii), (A) such Debt shall not exceed an aggregate principal amount at any time outstanding of $6,000,000 for the Borrower and its Subsidiaries, and (B) the documentation evidencing such Debt, and any Liens permitted to secure the same, shall be in form and substance satisfactory to Agent in all respects;

(i) the unsecured Guaranties permitted pursuant to Section 9.4(d)(xi) of this Agreement;

(j) other unsecured Debt in an aggregate amount outstanding at any time not to exceed $8,000,000; and

(k) indebtedness representing the financing of insurance premiums in the ordinary course of business and not for borrowed money.

Section 9.2  Liens. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, create or permit or suffer to exist any Liens on any of their property except the following (collectively, “Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments, and charges or levies instituted or levied by any Governmental Authority (but not including any Lien imposed pursuant to ERISA or any Environmental Law) which are not yet due and payable or which are being Properly Contested;

(c) the claims of Third Parties arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

(d) Liens existing in respect of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and similar laws;

(e) judgment and other similar non-tax Liens arising in connection with court proceedings, but only to the extent such judgments and Liens do not result in an Event of Default under Section 10.1(i);

(f) Liens securing purchase money Debt (including Debt of a Credit Party or any Subsidiary represented by obligations under a Capital Lease) incurred solely to purchase or acquire Equipment, but only to the extent such Liens attach only to the Equipment purchased and secure no more than the purchase price therefor;

(g) Liens in favor of a consignor of goods consigned to such Credit Party (as consignee), but only to the extent such Lien arises by operation of law;

(h) Liens on a Credit Party’s or a Subsidiary’s Inventory which is on consignment from such Credit Party or such Subsidiary, as consignor, to another Person, as consignee, but only if (i) such Liens are in favor of such Person’s creditors, (ii) such Inventory is on consignment pursuant to a written consignment agreement which is described in the Collateral Disclosure Certificate or which has otherwise been approved in writing by the Agent, and (iii) the applicable consignment agreement creates a “consignment” (as such term is defined and used in the UCC);

(i) Liens listed in Schedule 9.2, attached hereto and made a part hereof, to the extent such Liens exist as of the Effective Date and are not otherwise permitted by this Section 9.2;

(j) (i) Liens in favor of pharmaceutical wholesalers arising in the Borrower’s and its Subsidiaries’ ordinary course of business and securing purchase money Debt incurred solely to purchase Inventory, but only to the extent such Liens (A) attach only to the Inventory purchased and (B) secure no more than the Debt permitted under Section 9.1(h) of this Agreement, and (ii) Liens in favor of Parmed in the Inventory of the Borrower and its Subsidiaries securing the Permitted Parmed Debt but only to the extent such Liens (A) are granted by the Borrower or Subsidiary that has incurred such Permitted Parmed Debt and secure only such Debt of the Borrower or Subsidiary, and (B) do not extend to any proceeds arising out of the sale of such Inventory (including, without limitation, proceeds consisting of accounts receivable);

(k) Liens on assets of the Borrower’s Subsidiaries that are not Credit Parties in favor of vendors of the Borrower’s Subsidiaries that are not Credit Parties arising in such Subsidiaries’ ordinary course of business and securing JV Vendor Payables, but only to the extent such Liens secure no more than $30,000,000 of JV Vendor Payables; and

(l) Liens on unearned insurance premiums securing any insurance premium financing permitted by Section 9.1(k).

Section 9.3 Restricted Payments. The Credit Parties shall not, and shall not permit any Subsidiary to, make any Restricted Payment, except that (a) any Subsidiary of the Borrower may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, in each case, so long as no Default or Event of Default exists or is occurring as a result of such Restricted Payment; (b) the Borrower may make Tax Distributions; provided that, the Borrower and its Subsidiaries may make the payments referred to in the foregoing clauses (a) and (b) only if, at the time of and after giving effect to such Restricted Payments, the Borrower or the Subsidiary making a Restricted Payment is Solvent and such Restricted Payment is not in violation of Applicable Law; (c) the Borrower may make the Effective Date Distribution so long as no Default exists or would result from the making of the Effective Date Distribution; (d) the Borrower may make the Post-Effective Date Distribution so long as (i) no Default exists or would result from the making of the Post-Effective Date Distribution, (ii) the Borrower is in compliance with the financial covenants in Section 9.17 on a pro forma basis after giving effect to the Post-Effective Date Distribution (and if the Borrower elects to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase) and (iii) the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 on a pro forma basis after giving effect to the Post-Effective Date Distribution, (e) the Borrower may make the First Amendment Distribution so long as (i) no Default exists or would result from the making of the First Amendment Distribution, (ii) the Borrower is in compliance with the financial covenants in Section 9.17 on a pro forma basis after giving effect to the First Amendment Distribution (and if the Borrower elects to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase) and (iii) the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 on a pro forma basis after giving effect to the First Amendment Distribution and (f) the Borrower may make the Third Amendment Distribution, so long as (i) no Default exists or would result from the making of the Third Amendment Distribution and (ii) the Borrower is in compliance with the financial covenants in Section 9.17 on a pro forma basis after giving effect to the Third Amendment Distribution (and if the Borrower elects to increase Consolidated Leverage Ratio test level pursuant to the terms of Section 9.17(b) and has provided an officer’s certificate demonstrating such compliance, after giving effect to any such Leverage Ratio Increase).

Section 9.4 Loans and Other Investments. With respect to any Person, the Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, (a) make or permit to exist any advances or loans to such Person, (b) guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, Equity Interests, or dividends or distributions of such Person, (c) own, purchase, or make any commitment to purchase any Equity Interests, bonds, notes, debentures, or other securities of, or any interest in such Person, or (d) make any capital contributions to such Person (all of which are sometimes collectively referred to herein as “Investments”), except for (i) purchases of direct obligations of the United States; (ii) deposits in commercial banks; (iii) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; (iv) investments in Subsidiaries existing as of the Effective Date; (v) endorsement of negotiable instruments for collection in the ordinary course of business; (vi) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed in the aggregate $10,000; (vii) (A) any Swap Agreements entered into under Section 8.14 and (B) any Swap Agreements entered into in the ordinary course of business and not for speculative purposes with a counterparty reasonably acceptable to the Agent; (viii) Investments (other than loans) by the Borrower in its Subsidiaries; provided that at any time an Event of Default exists, no such Investment in any Subsidiary that is not a Credit Party may be made with any proceeds of the Loans without the Agent’s prior written consent; (ix) Investments by any Subsidiary that is not a Credit Party in any Subsidiary that is not a Credit Party; (x) the Pharmaceutical Wholesalers Guaranties in an aggregate amount not greater than $80,000,000 at any time; (xi) loans by the Borrower to Subsidiaries of the Borrower that are joint ventures (each such loan, a “Joint Venture Loan”), so long as (A) such Joint Venture Loans are guaranteed in favor of the Borrower by all of the Persons owning the Equity Interests of such Subsidiary, other than the Borrower (each such guaranty, a “Joint Venture Guaranty”), in proportion of the Equity Interests such Person owns in such Subsidiary, and, if any Joint Venture Loan is secured, the Borrower has taken appropriate steps to perfect is Lien, and (B) the documentation evidencing each such Joint Venture Loan and the corresponding Joint Venture Guaranty are in form and substance satisfactory to the Agent (including, without limitation, that the corresponding Joint Venture Guaranty is on an unconditional basis (but may be limited based on the proportion of the Equity Interests each applicable guarantor owns in such Subsidiary) and, together with the documentation evidencing the Joint Venture Loan, includes a pledge and collateral assignment in favor of the Agent); provided, that the Credit Parties shall not be required to comply with the foregoing clauses (A) or (B) in respect of a loan by the Borrower to a joint venture which (x) does not exceed (together with all other such loans made to the joint venture) a principal amount of $500,000 and (y) does not exceed (together with all loans with respect to which the Credit Parties’ obligation to comply with the foregoing clauses (A) or (B) is excepted pursuant to this proviso) a principal amount of $1,000,000; (xii) promissory notes payable by customers of the Credit Parties and their Subsidiaries to the applicable Credit Parties or Subsidiaries thereof in an aggregate principal amount not exceeding $2,000,000 at any time; (xiii) Permitted Acquisitions otherwise permitted by this Agreement; (xiv) so long as no Default or Event of Default exists before and immediately after giving effect thereto, the Credit Parties and their Subsidiaries may purchase Equity Interests of their joint venture Subsidiaries from the minority owners of such joint venture Subsidiaries on arms’-length terms; and (xv) loans by the Borrower to any Person in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

Section 9.5 Change in Business; Activities Covered by Insurance.

(a) The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, enter into any business which is substantially different from the business in which it is engaged on the Effective Date.

(b) The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, permit or undergo any changes in its business and related activities which could result in the termination, revocation, ineffectiveness, or unenforceability of any of the policies of insurance required by Section 8.3.

Section 9.6 Accounts. (a) The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, sell, assign, or discount any of its Accounts, Chattel Paper, or Instruments other than the discount of promissory notes in the ordinary course of business for collection; (b) the Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Sanctioned Person or own any Chattel Paper in the form of a lease where (i) the lessee thereunder is a Sanctioned Person and (ii) such chattel paper is Collateral; and (c) the Credit Parties shall provide any information relating to a material and adverse change in any material Account Debtor’s financial condition or ability to pay its obligations or an Account Debtor’s status as a Sanctioned Person.

Section 9.7 Transactions with Affiliates. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, in the ordinary course of business or otherwise, (a) directly or indirectly purchase, acquire, lease, or license any property from any Affiliate, (b) sell, transfer, lease, or license any property to any Affiliate, (c) pay any management, consulting, or similar fees to any Affiliate, (d) make payments to officers or employees of any Credit Party other than reasonable compensation for services actually rendered and other advances permitted under Section 9.4(d)(vi), or (e) otherwise deal with any Affiliate, other than (i) where such Affiliate is a Subsidiary and a Credit Party, (ii) transactions described on Schedule 9.7, attached hereto and made a part hereof, and (iii) transactions on arms’-length terms which are no less favorable to such Credit Party or such Subsidiary than would exist if the parties thereto were not Affiliates.

Section 9.8 No Change in Name, Offices, or Jurisdiction of Organization; Removal of Collateral. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, (a) change its legal name or the jurisdiction in which it is organized, (b) unless it shall have given thirty (30) days’ advance written notice thereof to the Agent, conduct business under any trade name, assumed name, or fictitious name which was not listed in its Collateral Disclosure Certificate as of the Effective Date, (c) unless it shall have given thirty (30) days’ advance written notice thereof to the Agent, change the location of its chief executive office or other office where books or records are kept, (d) locate its chief executive office or keep its books and records in any jurisdiction other than in a state within the United States of America or the District of Columbia, (e) amend, restate, or modify its articles or certificate of incorporation, organization, formation, or limited partnership in any manner that is adverse to the interests the Lenders or in any manner which could reasonably be expected to have a Material Adverse Effect, or (f) permit tangible Collateral to be located at any location other than a Permitted Location.

Section 9.9 No Sale, Leaseback. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, enter into any sale-and-leaseback or similar transaction.

Section 9.10 Margin Stock. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 9.11 Tangible Collateral. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, except to the extent otherwise permitted herein or as otherwise permitted by Agent in writing, (a) allow any material Collateral to be commingled with, or become an Accession to or part of, any property of any other Person or (b) allow any material Collateral to become a Fixture.

Section 9.12 Subsidiaries. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, without the prior written consent of the Agent, (a) acquire or form any Subsidiary, (b) cause or permit any Subsidiary to dissolve, voluntarily or involuntarily, or (c) permit any Subsidiary to issue any Equity Interests except to its parent; provided, however, that notwithstanding the foregoing clause (a), the Borrower shall be permitted to form or acquire new Domestic Subsidiaries after the Effective Date that are directly owned by the Borrower, so long as the Borrower complies with Section 8.17 with respect thereto. Nothing in this Section 9.12 shall be deemed to permit the Credit Parties to engage in any Acquisition or other transaction not otherwise permitted by the terms of this Agreement and no Subsidiary formed or acquired after the Effective Date shall be a non-wholly owned Subsidiary without the prior written consent of the Agent (unless acquired in connection with a Permitted Acquisition permitted by this Agreement and with respect to which the Credit Parties shall have complied with the Section 8.17 with respect thereto).

Section 9.13 Liquidation, Mergers, Consolidations, and Dispositions of Assets; Name and Good Standing. The Credit Parties shall not, and shall not permit any Subsidiary of a Credit Party to, (a) merge (except in connection with a Permitted Acquisition occurring substantially concurrently with the consummation of the applicable Acquisition pursuant to merger documentation satisfactory to the Agent and pursuant to which the surviving Person is a Credit Party (unless such merger occurred among solely among Subsidiaries that are not Credit Parties)), reorganize, consolidate, or amalgamate with any Person, except that, with the prior written consent of the Agent, any wholly-owned Subsidiary of the Borrower may liquidate or merger with and into the Borrower or any other Credit Party; provided that if the Borrower is a party to such merger, the Borrower shall be the surviving Person; (b) liquidate, wind up its affairs or dissolve itself; (c) engage in any Acquisition except for Permitted Acquisitions; (d) sell, transfer, lease, or otherwise dispose of any of its assets, except for (i) the sale of Inventory in the ordinary course of business, (ii) to the extent not in violation of Section 8.14, the voluntary termination of Swap Agreements to which such Credit Party or such Subsidiary is a party, (iii) the sale of assets that are obsolete, unmerchantable or otherwise unsalable in the ordinary course of business and (iv) the sale, transfer, lease or other disposition of assets (individually or in the aggregate) having a fair market value of less than $1,000,000 in any calendar year; (e) sell or dispose of any Equity Interests in any Subsidiary, whether in a single transaction or in a series of related transactions (except for (x) minority Equity Interests in Subsidiaries formed after the Effective Date in accordance with Section 9.12 in connection with the commencement of a joint venture and (y) upon not less than five (5) Business Days’ prior written notice to Agent (or such other time period for notice as Agent may agree in its reasonable discretion), arms’ length sales of Equity Interests in joint venture Subsidiaries to the minority Equity Interest owners of such joint venture Subsidiaries, so long as no Default or Event of Default exists before and immediately after giving effect thereto and in no event shall the applicable Credit Party or Subsidiary thereof that is the seller own less than 60% of the outstanding Equity Interests of such joint venture Subsidiary; (f) change its Federal Employer Identification Number without giving at least thirty (30) days’ prior written notice to the Agent; or (g) fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to do so could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, in the event that the Borrower undertakes an initial public offering, the Borrower shall be permitted to reorganize in a manner reasonably acceptable to Agent so long as (x) the plan of reorganization or similar documentation is reasonably acceptable to Agent and (y) any new “Borrower” provides an affirmation and assumption agreement or a joinder in form and substance reasonably acceptable to Agent which is acknowledged, affirmed and agreed to by the Guarantors and delivers such other loan documents, certificates, and agreements as would have been delivered if such new Credit Party was a party to this Agreement as of the Effective Date (the foregoing, a “Permitted IPO Restructuring”).

Section 9.14 Change of Fiscal Year or Accounting Methods. The Credit Parties shall not, and shall not permit any Subsidiary to, change its Fiscal Year or its accounting methods. As of the Effective Date, each Credit Party’s and Subsidiary of a Credit Party’s fiscal year ends on or about December 31 of each year.

Section 9.15 Material Agreements. The Credit Parties shall not amend, restate, supplement, or otherwise modify any Material Agreement in any manner adverse in any material respect to the Agent’s or any Lender’s interest, except for any Material Agreement with a supplier or distributer to the extent such agreement could reasonably be replaced substantially concurrently with the cancellation or termination thereof or is not reasonably necessary to the applicable Credit Party’s ordinary course of business.

Section 9.16 Use of Proceeds. No Credit Party shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 8.1. No Credit Party shall use, and each Credit Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) to refinance any commercial paper, (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate any applicable Sanctions, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 9.17 Financial Covenants. The Borrower covenants and agrees that, from the date hereof and until the full and final payment and performance of all Obligations (other than contingent indemnification Obligations that have not been asserted and are not liquidated in amount) and the termination of this Agreement, the Borrower shall comply with each of the following covenants:

(a) Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter ending after the Effective Date, the Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarters then ending shall equal or exceed 1.25 to 1.00.

(b) Consolidated Leverage Ratio. As of the last day of each Fiscal Quarter, the Consolidated Leverage Ratio for the four (4) Fiscal Quarters then ending shall not exceed 3.00 to 1.00; provided that the Consolidated Leverage Ratio levels set forth above may, at the election of the Borrower, be increased by 0.50 to 1.00 (a “half turn”) if the Borrower provides notice of such election five (5) Business Days prior to the consummation of a Permitted Acquisition constituting a Material Acquisition (or the last of a series of Permitted Acquisitions consummated in any six month period collectively constituting a Material Acquisition) for each of the next two Fiscal Quarters ending following the consummation of a Material Acquisition (any such increase, a “Leverage Ratio Increase”); provided, further, that (x) in any event, the maximum Consolidated Leverage Ratio for any period of four Fiscal Quarters shall not be increased to be greater than 3.50 to 1.00, (y) the Consolidated Leverage Ratio levels shall not be increased pursuant to this Section 9.17(b) on more than two occasions prior to the Latest Maturity Date and (z) there must be a period of at least two full Fiscal Quarters in which the Consolidated Leverage Ratio has not been increased pursuant to this Section 9.17(b) before such increase option may again be exercised by the Borrower.

Section 9.18 No Further Negative Pledges. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Contractual Obligation (other than this Agreement and the other Loan Documents) that limits the ability of any Credit Party or any such Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 9.18 shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Debt permitted under Sections 9.1(d) or 9.1(h), solely to the extent any such negative pledge relates to the property financed by or subject to Permitted Liens securing such Debt, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) customary restrictions and conditions contained in any agreement relating to the disposition of any property or assets permitted under Section 9.13 pending the consummation of such disposition, and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, organizational documents and similar agreements entered into in the ordinary course of business in a manner substantially consistent with past practices.

Section 9.19  Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to the Borrower or other Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Debt or other obligation owed to the Borrower or any other Credit Party, (iii) make loans or advances to the Borrower or any other Credit Party, (iv) sell, lease or transfer any of its property to the Borrower or any other Credit Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as the Borrower pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Debt incurred pursuant to Sections 9.1(e) or 9.1(h); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.13 pending the consummation of such sale or (5) customary provisions contained in leases, licenses, joint venture agreements, organizational documents and similar agreements entered into in the ordinary course of business in a manner substantially consistent with past practices.

SECTION 10.  EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 10.1 Events of Default. Each of the following conditions or events constitutes an Event of Default:

(a) (i) the Borrower shall fail to pay when due any principal of or interest on any Note, any fee due to the Agent, any Lender or the Issuing Bank hereunder or any other Loan Document, or (except as provided in (b) and (c) below) any other Obligations or (ii) the Borrower shall fail to pay any amount (other than principal, interest and fees provided for in the foregoing clause (i)) due to the Agent, any Lender or the Issuing Bank hereunder or any other Loan Document within five (5) days of such amounts becoming due; or

(b) the Borrower or other Credit Party shall default on the performance of any agreement, covenant, or obligation contained in Sections 8.1, 8.4, 8.5, 8.6, 8.7, 8.9, 8.12, 8.18 or Section 9; or

(c) the Borrower or any other party to any Loan Document (other than the Agent, the Lenders and the Issuing Bank) shall default on the performance of any other agreement, covenant, or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 10 and the breach of such agreement, covenant, or obligation shall not have been cured to the Agent’s satisfaction within thirty (30) days after the sooner to occur of (i) any Authorized Officer’s receipt of notice of such breach from the Agent or (ii) the date on which such failure or neglect first became known to any Authorized Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any default on an agreement, covenant, or obligation which is not capable of being cured at all or within such 30-day period or which was a willful and knowing breach by the Borrower or such other party; or

(d) any representation or warranty made by the Borrower or any other party to any Loan Document (other than the Agent, the Lenders and the Issuing Bank) in this Agreement or any other Loan Document, or in any certificate or report furnished in connection with this Agreement or any other Loan Document, shall prove to have been untrue or incorrect in any material respect when made; or

(e) the Borrower, any Subsidiary, or any Guarantor shall default in any obligation which (i) is owed to the Agent, any Lender, the Issuing Bank or any Affiliates of the Agent, any Lender or the Issuing Bank and (ii) arose under any agreement other than a Loan Document, but only if such default was not cured within any applicable cure period provided for in such agreement; or

(f) the Borrower, any Subsidiary, or any Guarantor shall fail to make any payment in respect of outstanding Debt (other than the Obligations) or other liabilities having an aggregate outstanding principal amount in excess of $2,000,000 or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt or liability (including, without limitation, any required mandatory prepayment or “put” of such Debt or liability to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Debt or liability or a commitment related to such Debt or liability (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Debt or liability to such Person); or

(g) the Borrower, any Subsidiary or any Guarantor shall (i) voluntarily dissolve, liquidate, or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or any other Debtor Relief Law (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition, or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other Debtor Relief Law, or (vii) take any company action for the purpose of effecting any of the foregoing; or

(h) an involuntary petition or complaint shall be filed against the Borrower, any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of the Borrower, any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment, or decree shall be entered by any competent Governmental Authority approving or ordering any of the foregoing actions; or

(i) a judgment of more than $2,000,000 in excess of insurance coverage therefor (as provided by an underwriter acceptable to the Agent, where such underwriter has agreed in writing to pay such judgment, and for which the deductible does not exceed $2,000,000) shall be rendered against the Borrower, any Subsidiary or any Guarantor and shall remain undischarged, undismissed, and unstayed for more than thirty (30) days or there shall occur any levy upon, or attachment, garnishment, or other seizure of, any portion of the Collateral or other assets of the Borrower, any Subsidiary, or any Guarantor in excess of $2,000,000 by reason of the issuance of any tax levy, judicial attachment, garnishment, or levy of execution; or

(j) a material disruption in the Borrower’s or any Subsidiary’s business based upon a strike or work stoppage; or

(k) any Guarantor shall repudiate, revoke, or attempt to revoke any Guaranty, in whole or in part; or

(l) there shall occur any loss, theft, damage, or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the Agent’s reasonable opinion, there is insufficient insurance coverage; or

(m)  a Material Adverse Effect shall occur; or

(n)  a Change of Control shall occur; or

(o) there shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof and which is not paid by the applicable due date; or

(p) at any time after the execution and delivery thereof, (i) this Agreement or any other Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party.

Section 10.2  Remedies. (1) Upon the occurrence of any Event of Default described in Section 10.1(g) or (h), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, in the Agent’s discretion (or at the request of the Required Lenders to Agent), upon notice to the Borrower by the Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, and the obligation of the Issuing Bank to issue any Letter of Credit shall, in each case, immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Agent may cause the Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (D) without duplication of amounts paid by Borrower pursuant to the foregoing clause (B)(II), the Agent shall direct the Borrower to Cash Collateralize (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1(g) or (h) to Cash Collateralize) the Letter of Credit Obligations then outstanding under arrangements acceptable to the Agent. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Agent or waived in writing in accordance with the terms of Section 12.4.

Section 10.3  Application of Funds. After the exercise of any of the remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable and actually incurred out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable and actually incurred out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between the Borrower or any of its Subsidiaries and any Swap Provider, to the extent such Swap Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between the Borrower or any of its Subsidiaries and any Treasury Management Bank, and (d) the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 10.3. Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury

Management Obligations shall be excluded from the application described above if the Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Agent may request, from the applicable Qualifying Swap Bank or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Bank or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Section 11 for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11. AGENCY

Section 11.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Agent shall have all of the benefits and immunities (i) provided to the Agent under the Collateral Documents with respect to any acts taken or omissions suffered by the Agent in connection with any Collateral as fully as if the term “Agent” as used in such Loan Documents included the Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Agent.

Section 11.2  Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.3 Exculpatory Provisions.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)  The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 11.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5  Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub- agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.6 Resignation or Removal of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the Resignation Effective Date), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person servicing as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as the Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.2 shall continue in effect for the benefit of such retiring ore removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 11.7  Non-Reliance on Agent and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.8  No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder.

Section 11.9  Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Section 2.10 and Section 12.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 2.10 and Section 12.2).

Section 11.10 Collateral Matters.

(a) The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Loan Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 12.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Loan Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 9.2(f); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section 11.10.

(b) The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Credit Parties, the Agent, and the other holders of the Obligations each hereby agrees that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Agent, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

(d) No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Bank or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Loan Documents except as expressly provided herein or in the other Loan Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Bank and Qualifying Treasury Management Bank shall be deemed to have appointed the Agent as its agent and agreed to be bound by the Loan Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Bank and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein

Section 11.11  Erroneous Payments.

(a) If the Agent notifies a Lender, the Issuing Bank, other holder of the Obligations or any Person who has received funds on behalf of a Lender, the Issuing Bank or other holder of the Obligations (any such Lender, Issuing Bank, other holder of the Obligations or other recipient, (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent, as applicable, has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, the Issuing Bank, other holder of the Obligations or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 11.11 and held in trust for the benefit of the Agent and such Lender, the Issuing Bank or other holder of the Obligations shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, the Issuing Bank, other holder of the Obligations or any Person who has received funds on behalf of a Lender, the Issuing Bank or other holder of the Obligations (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, the Issuing Bank, other holder of the Obligations or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, the Issuing Bank or other holder of the Obligations shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 11.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 11.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, the Issuing Bank or other holder of the Obligations hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, the Issuing Bank or other holder of the Obligations under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, the Issuing Bank or other holder of the Obligations under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender, the Issuing Bank or other holder of the Obligations that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender, the Issuing Bank or other holder of the Obligations at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender, the Issuing Bank or other holder of the Obligations shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency

Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender, the Issuing Bank or other holder of the Obligations shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, the Issuing Bank or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, the Issuing Bank or other holder of the Obligations shall cease to be a Lender, the Issuing Bank or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, the Issuing Bank or other holder of the Obligations, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent shall reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Subject to Section 12.5 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, the Issuing Bank or other holder of the Obligations shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender, the Issuing Bank or other holder of the Obligations (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent), and (y) may in the sole discretion of the Agent be reduced by an amount specified by the Agent in writing to the applicable Lender from time to time.

(f) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, the Issuing Bank or other holder of the Obligations, to the rights and interests of such Lender, the Issuing Bank or other holder of the Obligations, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that, the Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Credit Party; provided, that, this

Section 11.11(f) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(g) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the Issuing Bank or other holder of the Obligations, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 12. MISCELLANEOUS

Section 12.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Agent, the Issuing Bank, the Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 12.1(b), shall be effective as provided in such Section 12.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Agent and the Borrower that it is incapable of receiving notices under such Section 2 by electronic communication. The Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 12.1, including through the Platform.

Section 12.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Agent to the extent actually incurred) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of- pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Bank (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.2, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Regulated Materials on or from any property owned or operated by the Borrower or any other Credit Party, or any liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 12.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under Sections 12.2(a) or 12.2(b) to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 12.2(c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.2(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 12.2 shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f) Survival. The provisions of this Section 12.2 shall survive resignation or replacement of the Agent, the Issuing Bank or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 12.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. The Lenders and the Issuing Bank each agree to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 12.3, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more Deposit Accounts for the Borrower or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 12.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 12.4(b) and Section 12.4(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Agent and the Required Lenders; provided that (i) the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender; provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects a Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (vi) Agent may amend and modify Appendix A to reflect the Lenders, Commitments, Revolving Commitment Percentages and Term Loan Commitment Percentages existing as of any date of determination, (vii) Agent and the Borrower (together with any Lenders providing additional or increased Commitments pursuant to Section 2.1(d)) may amend and modify this Agreement to reflect additional or increased Commitments pursuant to Section 2.1(d) and the corresponding terms thereof, including changes in the Applicable Margin, and (viii) the Agent and the Borrower, without the consent or approval of any Lender or any other Person, may enter into amendments contemplated by Section 3.1(b).

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, but subject to Section 3.1(h), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Revolving Commitment Termination Date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 10.3, as applicable;

(iii) extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 12.4(b) or Section 12.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder; or amend the definition of “Required Lenders” or “Term Loan A Commitment Percentage”, “Term Loan Commitment Percentage” or release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Loan Documents; or “Revolving Commitment Percentage”; or modify the amount of the Commitment of any Lender;

(ix) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document (except pursuant to a transaction permitted hereunder).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Agent and of the Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of this Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

Section 12.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.5(b), (ii) by way of participation in accordance with the provisions of Section 12.5(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.5(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in Section 12.5(b)(i)(B) in the aggregate) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 12.5(b)(i)(A), the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or $1,000,000, in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless each of the Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loans, on the other the hand.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.5(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment Certain Persons. No such assignment shall be made to (A) the Borrower or any Affiliates or Subsidiaries of the Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its

Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 12.5(c), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.5(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.5(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 12.4(b)(ix) or 12.4(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.5(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 and as if it were an assignee under Section 12.5(b); and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.6 [Reserved].

Section 12.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 12.2, Section 12.3, and Section 12.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 11.3 and Section 12.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 12.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 12.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Agent, on behalf of Lenders), or the Agent, the Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 12.11 Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 11.10(d), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 12.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 12.14 Applicable Laws.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Georgia. This Agreement is intended to take effect as a sealed instrument under Georgia law.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Georgia in Fulton County and of the United States District Court of the Northern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 12.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

Section 12.16 Confidentiality. Each of the Agent, the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.16 or (y) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) for purposes of establishing a “due diligence” defense. In addition, (i) the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and (ii) the Borrower consents to the publication by the Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

For purposes of this Section 12.16, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 12.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 12.18 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.19 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent, are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Agent, on the other hand, (ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) the Agent does not have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Agent does not have any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.20 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.21 USA PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies each of the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the PATRIOT Act.

Section 12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write- Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.24 Amendment and Restatement. This Agreement amends and restates the Existing Loan Agreement. All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Loan Agreement are hereby renewed, amended and restated in their entirety according to the terms and provisions set forth herein. This Agreement does not constitute nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Loan Agreement or the other Existing Loan Documents or any indebtedness, liabilities or obligations of the Borrower thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Loan Documents. Notwithstanding any prior, temporary mutual disregard of the terms of any of the Existing Loan Documents, the Borrower hereby agrees that it shall be required strictly to comply with all of the terms of the Loan Documents on and after the date hereof. Neither this Agreement nor any other Loan Document extinguishes the indebtedness or liabilities outstanding in connection with the Existing Loan Documents, nor do they constitute a novation with respect thereto. All security interests, pledges, assignments and other Liens previously granted by the Borrower pursuant to the Existing Loan Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations. PRIOR TO THE EFFECTIVE DATE, LOANS AND EXTENSIONS OF CREDIT SHALL CONTINUE TO BE EXTENDED BY THE AGENT TO THE BORROWER PURSUANT TO THE PROVISIONS OF THE EXISTING LOAN AGREEMENT.

Section 12.25 Reallocation. The Agent, the Borrower and the Lenders hereby acknowledge and agree that the Commitment amount(s) of each Lender as set forth on Appendix A is/are the Commitment amounts of such Lender as of the Effective Date, with the reallocation of Loans outstanding under the Commitments of the Lenders as they existed immediately prior to the Effective Date having been made per instructions from the Agent, and neither any Assignment Agreement nor any other action of any Person is required to give effect to such Commitments as set forth on Appendix A.

Section 12.26 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit

Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Georgia and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.26, the following terms have the following meanings:

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Covered Entity” means any of (i) a “covered entity” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)); (ii) a “covered bank” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” means as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” means a “qualified financial contract” (as defined in, and interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

[Signature Pages Intentionally Omitted.]

EXHIBIT B

(see attached)

EXHIBIT 2.1

[FORM OF] FUNDING NOTICE

Date:    , 201

To:   Regions Bank, as Agent

Re:   Third Amended and Restated Loan and Security Agreement dated as of April 23, 2018 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among GUARDIAN PHARMACY, LLC, an Indiana limited liability company (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantors, the Lenders from time to time party thereto and REGIONS BANK, as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

☐	A Borrowing of Swingline Loans

☐	A Borrowing of Term Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Term SOFR Rate Loans: with an Interest Period of months.

The Borrower hereby represents and warrants that after giving effect to any Borrowing of the requested Revolving Loans, Swingline Loans or Term Loans, as applicable, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (z) the Outstanding Amount of each Term Loan shall not exceed the applicable Term Loan Commitment. The Borrower hereby represents and warrants that each of the conditions set forth in Section 6.2 of the Loan Agreement has been satisfied on and as of the date of such Borrowing.

[Signature on Following Page]

GUARDIAN PHARMACY, LLC, as Borrower

By:
Name:
Title:

EXHIBIT 2.8

[FORM OF] CONVERSION/CONTINUATION NOTICE

Date:    , 201

To:	Regions Bank, as Agent

Re:

Third Amended and Restated Loan and Security Agreement dated as of April 23, 2018 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among GUARDIAN PHARMACY, LLC, an Indiana limited liability company (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.8 of the Loan Agreement, the undersigned hereby requests (select one):

☐ A conversion or continuation of Revolving Loans [Term SOFR Rate Loans/Bate Rate Loans] to [Term SOFR Rate Loans/Base Rate Loans]

☐ A conversion or continuation of Term Loans from [Term SOFR Rate Loans/Bate Rate Loans] to [Term SOFR Rate Loans/Base Rate Loans]

1.	On [ , 20 ] (which is a Business Day).

2.	In the amount of $[ ].

3.	Comprised of [ ] (Type of Loan requested).

For Term SOFR Rate Loans: with an Interest Period of [ ] months.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing or would result from any continuation or conversion contemplated hereby.

[Signature on Following Page]

GUARDIAN PHARMACY, LLC, as Borrower

By:
Name:
Title: